UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The New York Times Company
Notice of 2021 Annual Meeting and Proxy Statement

Life Needs Truth.

620 Eighth Avenue New York, NY 10018 tel 212-556-1234

Invitation to 2021 Annual Meeting of Stockholders

DATE:	Wednesday, April 28, 2021
TIME:	11:00 a.m. (Eastern Time)
PLACE:	Virtual meeting only at www.virtualshareholdermeeting.com/NYT2021

March 19, 2021
Dear Fellow Stockholder:
Please join me at our Annual Meeting on Wednesday, April 28, 2021, which will be held at 11:00 a.m. (Eastern Time) in a virtual-only format, through a virtual meeting platform available at www.virtualshareholdermeeting.com/NYT2021. At the meeting, you will be asked to vote on the election of the Board of Directors and the ratification of the selection of auditors. In addition, our Class B stockholders will be asked to vote on an advisory resolution on executive compensation.
There are a few changes to the Board slate this year. Arthur Sulzberger, Jr., who served as chairman since 1997, retired at the end of last year. Mark Thompson, who served as president and chief executive officer and as a member of the Board since 2012, retired in September. Robert E. Denham, who has served on our Board with distinction since 2008, is not standing for election at this year’s Annual Meeting. Each has provided invaluable advice and counsel during his tenure. I speak for the entire Board when I say that we are grateful for their many contributions, and I am excited to build on Arthur’s remarkable legacy.
I am also very pleased that we have three new nominees for election at this year’s Annual Meeting, Meredith Kopit Levien, Arthur Golden and Beth Brooke. Meredith joined our Board in September, when she became president and chief executive officer. Arthur is a fourth-generation member of the Ochs-Sulzberger family, who joined our Board in January, and brings to the Board a deep appreciation of the values and societal contributions of the Company throughout its history. Beth, who is being nominated for election at this Annual Meeting, was formerly the global vice chair of public policy for Ernst & Young LLP and will bring to the Board extensive financial and strategic expertise gained from her 38-year career at Ernst & Young LLP, as well as longtime advocacy for diversity and inclusiveness that aligns with our values.
In light of ongoing public health concerns related to the coronavirus (Covid-19) pandemic, and to help protect the health and well-being of our stockholders, employees and communities, we have determined to conduct the Annual Meeting in a virtual-only format again this year. In the event we subsequently determine for any reason to instead hold the Annual Meeting partially or solely in-person or to otherwise take additional steps regarding how we conduct our meeting, we will announce this decision in advance, and details will be posted on our website and filed with the SEC.
You will have an opportunity at the meeting to ask questions and express your views to the senior management of the Company. Members of the Board of Directors will also be present.
Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Please vote your shares (i) electronically, (ii) by phone or (iii) by mail. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.
Thank you for your ongoing support and continued interest in The New York Times Company.
A.G. SULZBERGER
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234

Notice of Annual Meeting of Stockholders
To be held Wednesday, April 28, 2021, at 11:00 a.m. Eastern Time
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 11:00 a.m. Eastern Time on Wednesday, April 28, 2021, conducted through a live audio webcast at www.virtualshareholdermeeting.com/NYT2021, in a virtual-only format.
Items to be Voted
1.To elect a Board of 12 members;
2.To hold an advisory vote to approve executive compensation;
3.To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 26, 2021; and
4.To transact such other business as may properly come before the meeting.
Record Date and Eligibility to Vote
Holders of the Class A and Class B common stock as of the close of business on March 4, 2021, are entitled to notice of, and to attend, this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of four of the 12 directors. Class B stockholders are entitled to vote for the election of eight of the 12 directors and on the advisory resolution to approve executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2021 fiscal year. Class B stockholders are entitled to vote on any other matters presented at the meeting.
Attending the Annual Meeting
To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2021 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. Those without a control number may also attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not have the option to vote shares or ask questions. The Annual Meeting will begin promptly at 11:00 a.m. ET. Online check-in will begin at 10:45 a.m. ET, and you should allow ample time for the online check-in procedures. Technical support will be available beginning at 10:45 a.m. ET, and will remain available until the meeting has ended.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible using the internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and returning by mail the proxy card you receive in response to your request.

New York, NY
March 19, 2021
By Order of the Board of Directors
DIANE BRAYTON
Executive Vice President, General Counsel and Secretary

Proxy Statement Summary

This summary highlights certain information contained in this proxy statement. You should read the entire proxy statement carefully before voting.
ANNUAL MEETING OF STOCKHOLDERS

Date:	April 28, 2021
Time:	11:00 a.m. (ET)
Location:
Virtual meeting only at www.virtualshareholdermeeting.com/NYT 2021

For further information about participating in the Annual Meeting, please see “Information About the Annual Meeting” beginning on page 1.

VOTING MATTERS

Proposal		Board Recommendation	More Information
1. Election of Board of Directors of the Company		For	p. 14
Class A stockholders	Class B stockholders
Amanpal S. Bhutani Beth Brooke Brian P. McAndrews Doreen Toben	Rachel Glaser Arthur Golden Hays N. Golden Meredith Kopit Levien David Perpich John W. Rogers, Jr. A.G. Sulzberger Rebecca Van Dyck
2. Advisory vote to approve executive compensation (Class B stockholders)		For	p. 71
3. Ratification of selection of Ernst & Young LLP as auditors for fiscal year ending December 26, 2021 (Class A and B stockholders)		For	p. 72
CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to strong corporate governance, a critical component of our corporate culture. Below are certain highlights of our governance practices. More information can be found beginning on page 20.

●	Annual election of all directors	●	Ethics policies for all directors and employees
●	Commitment to Board refreshment, with seven new non-employee director nominees since the beginning of 2015	●	Director/executive stock ownership requirements
●	Retirement policy for non-employee directors of the earlier of age 75 and 20 years of service	●	Robust director nominee selection process
●	Annual rotation of independent directors elected by Class A stockholders	●	No hedging/pledging of Company stock
●	Independent Audit, Compensation and Nominating & Governance Committees	●	Clawback policy that applies to performance-based cash and equity compensation
●	Active lead independent director as Presiding Director	●	Comprehensive director orientation
●	Annual Board and Committee self-evaluation process	●	Regular outreach to significant Class A stockholders on various matters
●	Regular executive sessions of non-employee directors and independent directors

DIRECTOR NOMINEES

Name	Age	Position with The New York Times Company	Director Since
Class A Nominees (4)
Amanpal S. Bhutani	44	Independent Director	2018
Beth Brooke	61	Nominee for Independent Director	—
Brian P. McAndrews	62	Independent Director	2012
Doreen Toben	71	Independent Director	2004
Class B Nominees (8)
Rachel Glaser	59	Independent Director	2018
Arthur Golden	64	Non-Employee Director	2021
Hays N. Golden	36	Non-Employee Director	2017
Meredith Kopit Levien	49	President, Chief Executive Officer and Director	2020
David Perpich	43	Head of Standalone Products and Director	2019
John W. Rogers, Jr.	62	Independent Director	2018
A.G. Sulzberger	40	Chairman of the Board and Publisher of The New York Times	2018
Rebecca Van Dyck	51	Independent Director	2015
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. The Nominating & Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s business and long-term strategy and advises the Board of its determinations with respect to Board composition and short- and long-term director refreshment and succession planning.

Board Diversity

58%

5 female

2 from racially/ethnically underrepresented groups

3 hold Board leadership roles as Committee Chairs

Tenure

Average Tenure **4.3 years**

1 >10 years

2 5-10 years

10 <5 years

Age

Average Age **53.5 years**

5 >60

2 50-60

5 <50

EXECUTIVE COMPENSATION HIGHLIGHTS
The Company’s executive compensation program is designed to support business performance and drive long-term stockholder value. Below are certain highlights of our 2020 executive compensation program. More information can be found beginning on page 37.

Pay for Performance
●	Significant portion of named executive officers’ target compensation is performance-based – Approximately 80% for CEO – Approximately 64% for other NEOs	●	Under financial metric of annual incentive compensation, above-target compensation paid only for above-target Company performance
●	Significant portions of annual and long-term incentive compensation tied to performance against pre-established, measurable financial performance goals	●	Under total stockholder return metric of long-term incentive compensation, above-target compensation paid only for above-median Company performance and no payout for lower quartile performance

Executive Compensation Governance
What We Do
✓	Align pay and performance (see above)	✓	Set meaningful stock ownership guidelines for executive officers (2-5x annual base salary)
✓	Engage with significant Class A stockholders periodically on executive compensation matters	✓	Have a clawback policy that applies to performance-based cash and equity compensation paid to executive officers
✓	Annual Compensation Committee benchmarking review of compensation of Company executives with the Committee’s independent compensation consultant	✓	Perform annual risk assessment of executive compensation program
✓	Hold an annual “say-on-pay” advisory vote
What We Do Not Do
✗	No tax “gross-ups” for executive officers	✗	No hedging/pledging of Company stock
✗	No significant perks for executive officers	✗	No individual change in control agreements

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on April 28, 2021

INFORMATION ABOUT THE ANNUAL MEETING

VOTING ON MATTERS BEFORE THE ANNUAL MEETING
Q:    What am I voting on?
A:    Stockholders are asked to vote on three items at the 2021 Annual Meeting:
•Proposal 1: Election of the Board of Directors of The New York Times Company (the “Board”).
•Proposal 2: Advisory vote to approve executive compensation (the “say-on-pay” vote).
•Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021.
Q:    How does the Board of Directors recommend voting?
A:    The Board of Directors recommends voting:
•FOR each nominee to the Board;
•FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
The Audit Committee of the Board recommends voting:
•FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021.
Q:    Who is entitled to vote?
A:    The New York Times Company has two classes of outstanding voting securities: Class A common stock, $.10 par value per share (“Class A stock”) and Class B common stock, $.10 par value per share (“Class B stock”). Stockholders of record of Class A stock or Class B stock as of the close of business on March 4, 2021, may vote at the 2021 Annual Meeting. As of March 4, 2021, there were 166,940,587 shares of Class A stock and 781,724 shares of Class B stock outstanding and entitled to vote at the Annual Meeting. Each share of stock is entitled to one vote.
•Proposal 1: Class A stockholders vote for the election of four of the 12 director nominees. Class B stockholders vote for the election of eight of the 12 director nominees.
•Proposal 2: Class B stockholders vote on this proposal.
•Proposal 3: Class A and B stockholders, voting together as a single class, vote on this proposal.
Q:    Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:    The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to our stockholders (other than those who previously requested printed copies or electronic delivery) directs you to a website where you can access our proxy materials and view instructions on how to vote. By furnishing this Proxy Statement and our 2020 Annual Report to our stockholders by providing access to these documents on the Internet rather than mailing printed copies, we save natural resources and reduce printing and distribution costs, while providing a convenient way to access the materials and vote. If you would prefer to receive a paper copy of these materials, please follow the instructions included in the Notice.
THE NEW YORK TIMES COMPANY - P. 1

Q:    How do I get electronic access to the proxy materials?
A:    The Notice provides instructions on how to view the proxy materials for our Annual Meeting on the Internet. In addition, this Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2020 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.
You can elect to receive all future stockholder communications (i.e., notices of Internet availability of proxy materials and other correspondence) electronically by email instead of in print, by choosing this delivery method in the “Investors” section of our website at http://investors.nytco.com/investors/investor-resources/annual-meeting-information. If you choose to receive future stockholder communications electronically, and we encourage you to do so, you will receive an email next year with instructions containing links to those materials and to the proxy voting site. Your election to receive stockholder communications by email will remain in effect until you terminate it or for as long as the email address you provided is valid.
Q:    How do I cast my vote?
A:    You can vote your shares either by proxy or at the virtual Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use, for your proxy to be counted, it must be received by 11:59 p.m. Eastern Time on April 27, 2021. Each of these procedures is more fully explained below.
•Vote by Internet
You can vote your shares by Internet on the voting website, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned 16-digit control number(s) included on your proxy card, notice of internet availability or voting instruction form that you have received.
•Vote by Telephone
You can also vote your shares by calling the toll-free telephone number provided on the voting website, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.
•Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing and returning the proxy card or voting instruction form in the envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions in the Notice. If you voted by Internet or telephone, you do not need to return your proxy card or voting instruction form.
Even if you plan to attend the virtual Annual Meeting, you may still cast your vote in advance using any of the methods described above. If you wish to vote at the virtual Annual Meeting, beginning shortly before the start of the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2021, enter the 16-digit control number included on your Notice, proxy card, voting instruction form or other instructions that you received with your proxy materials, and follow the instructions for voting.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1 and 2 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.
P. 2 - THE NEW YORK TIMES COMPANY

Q:    What is the difference between holding shares as a registered holder and as a beneficial owner of shares held in street name?
A:    Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, Inc., you are considered the “registered holder” of those shares, and the Notice is sent directly to you by the Company.
Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner of shares held in street name” (also called a “street name holder”), and the Notice is forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.
Q:    How will my stock be voted on other business brought up at the Annual Meeting?
A:    By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business that will be voted upon at the Annual Meeting.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by submitting a later-dated proxy (either by mail, telephone or Internet) or by voting by ballot at the Annual Meeting.
If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
Q:    What is the quorum requirement for the Annual Meeting?
A:    The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. However, the Certificate of Incorporation of the Company provides that Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, only Class B stockholders are entitled to vote on the advisory say-on-pay vote to approve executive compensation. Accordingly, the holders of a majority of the shares of Class B stock constitute a quorum for this proposal. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.
Q:    What is the voting requirement to elect the directors and to approve each of the other proposals?
A:    The voting requirements are as follows:
•Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.
•Proposal 2: The advisory say-on-pay vote to approve executive compensation requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.
•Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.
Q:    What is a broker non-vote?
A:    If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election
THE NEW YORK TIMES COMPANY - P. 3

of the Board of Directors) and Proposal 2 (advisory vote to approve executive compensation). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.
If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 3 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021), your broker, bank or other nominee has discretion to vote your shares on this proposal, which is considered a “routine” management proposal.
Q:    How will broker non-votes, withheld votes and abstentions affect the voting results?
A:    Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on advisory Proposal 2; and abstentions will have the same effect as votes against advisory Proposal 2 and Proposal 3.
Q:    Who pays for the solicitation of proxies and how are they solicited?
A:    Proxies are solicited by our Board of Directors. The Company bears the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies include the cost of preparing, printing and mailing our proxy materials, the Notice and any other information we send to stockholders.
We also pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding our proxy materials and obtaining beneficial owners’ voting instructions. We reimburse those firms for their reasonable expenses in accordance with applicable rules. In addition, we have engaged Alliance Advisors, LLC to assist in soliciting proxies for an estimated fee of $11,000, plus out-of-pocket expenses and certain administrative fees.
Q:    Who will serve as inspector of election?
A:    We have engaged Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.
PARTICIPATING IN THE ANNUAL MEETING
Q:    What are the procedures for attending the Annual Meeting?
A:    All stockholders as of the record date or holders of valid proxies are entitled to attend and participate in the virtual Annual Meeting. To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/NYT2021 and enter your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. Those without a control number may also attend the Annual Meeting as guests by logging in to the same virtual meeting platform and following the instructions on the website for guest access. Guests will not have the option to vote shares or ask questions.
The Annual Meeting will begin promptly at 11:00 a.m. ET. Online check-in will begin at 10:45 a.m. ET, and you should allow ample time for the online check-in procedures. Technical support will be available beginning at 10:45 a.m. ET on April 28, 2021, and will remain available until the meeting has ended.
You do not need to attend the Annual Meeting to vote. See “How do I cast my vote?” above.
Q:    Can I ask questions at the Annual Meeting?
A:    Stockholders as of the record date or holders of valid proxies may submit questions online on the day of the Annual Meeting, beginning shortly before the start of the Annual Meeting at 10:45 a.m. ET and during the 2021 Annual Meeting, by logging in with the 16-digital control number at www.virtualshareholdermeeting.com/NYT2021.
Our moderators will review questions received. We will answer questions during the 2021 Annual Meeting that are pertinent to the Company as time permits, questions and answers may be grouped by topic and substantially similar questions may be grouped and answered at once.

P. 4 - THE NEW YORK TIMES COMPANY

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, certain defined terms are also set forth below.
“1997 Trust” means the trust created in 1997 by the four children of Iphigene Ochs Sulzberger (Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger and Arthur Ochs Sulzberger (the “Grantors”)) for the benefit of each of the Grantors and his or her family;
“2010 Incentive Plan” means The New York Times Company 2010 Incentive Compensation Plan;
“2020 Incentive Plan” means The New York Times Company 2020 Incentive Compensation Plan (which replaced the 2010 Incentive Plan upon its approval by stockholders in 2020);
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“Company” means The New York Times Company;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“NYSE” means the New York Stock Exchange;
“say-on-pay vote” means the advisory vote to approve executive compensation under Proposal 2;
“SEC” means the U.S. Securities and Exchange Commission; and
“Trustees” means the current trustees of the 1997 Trust: Theresa Dryfoos, Arthur Golden, David Golden, Hays N. Golden, Leah Keith, David Perpich, A.G. Sulzberger and Margot Golden Tishler; and their successors.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2021.
This Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2020 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

THE NEW YORK TIMES COMPANY - P. 5

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 27, 2020, which we have previously filed with the SEC and which includes audited financial statements.
You can obtain any of the documents we file with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 27, 2020). To obtain documents from us, please direct requests in writing, by telephone or by email to:
The New York Times Company
Attention: Corporate Secretary
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-8092
nytsecretary@nytimes.com
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s website (http://www.sec.gov).
NYSE. The Class A stock of The New York Times Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.
The New York Times Company website. Our website at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our website at http://www.nytco.com/investors/corporate-governance:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
— Code of Ethics for the Executive Chairman, Chief Executive Officer and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
— Procedures Regarding Communications by Security Holders and Other Interested Parties to the Board of Directors
Please note that information contained on our website does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 19, 2021. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

P. 6 - THE NEW YORK TIMES COMPANY

GENERAL INFORMATION

The 1997 Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The position of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, A.G. Sulzberger, who also serves as the Chairman of the Company’s Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs. That trust held 83.7% of the Class B stock of the Company, which is not publicly traded. Holders of Class B stock have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children, all of whom are deceased, were: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger and Arthur Ochs Sulzberger (each a “Grantor,” and collectively, the “Grantors”).
In 1997, the Grantors executed an indenture creating a trust (the “1997 Trust”) for the benefit of each Grantor and his or her family, and entered into a first amendment to the indenture on December 14, 2000 (the indenture and first amendment thereto are collectively referred to as the “Trust Indenture”). The Grantors transferred to the 1997 Trust all shares of Class B stock previously held by the trust established by Adolph S. Ochs, together with a number of shares of Class A stock. The 1997 Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the 1997 Trust is to maintain the editorial independence and the integrity of The New York Times and to perpetuate it “as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare” (the “primary objective of the 1997 Trust”) in accordance with the wishes of Adolph S. Ochs as expressed in his will.
The current trustees of the 1997 Trust are Theresa Dryfoos, Arthur Golden, David Golden, Hays N. Golden, Leah Keith, David Perpich, A.G. Sulzberger and Margot Golden Tishler (each a “Trustee,” and collectively, together with their successors, the “Trustees”).
The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the Grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the 1997 Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers among the descendants of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that, if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the 1997 Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the 1997 Trust can be best achieved by the sale, distribution or conversion of such stock or by the implementation of such transaction. If, upon such determination, any Class B stock is distributed to the beneficiaries of the 1997 Trust, it must be distributed only to descendants of
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Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the 1997 Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.
The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the 1997 Trust; (ii) to nominate the successor Trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The Trust Indenture provides for eight Trustees. All actions of the Trustees require the affirmative vote of six of the eight Trustees. Any Trustee may be removed without cause by a vote of six Trustees. In general, the Trustees will appoint four of the Trustees and the beneficiaries of the 1997 Trust will elect the remaining four Trustees.
The 1997 Trust will continue in existence until the expiration of 21 years after the death of the last survivor of all of the descendants of Mrs. Sulzberger then living on December 14, 2000. Upon the termination of the 1997 Trust at the end of the stated term thereof, all of the trust property, including the shares of Class A and Class B stock held by the 1997 Trust, will be distributed to the descendants of Mrs. Sulzberger then living.
The Company has been informed by representatives of the Ochs-Sulzberger family that, as of March 4, 2021, the aggregate holdings of the 1997 Trust and an additional entity controlled by descendants of Mrs. Sulzberger represented approximately 94.5 percent of the Company’s Class B stock and 3.4 percent of the Company’s Class A stock. These amounts do not include the personal holdings of the more than 80 individual members of the Ochs-Sulzberger family, many of which are sizable.

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PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 4, 2021, more than 5% of the outstanding shares of either Class A stock or Class B stock:

Name and Address	Shares of Class A Stock	Percent of Class A Stock	Shares of Class B Stock	Percent of Class B Stock
1997 Trust[1,2] 620 Eighth Avenue New York, NY 10018	2,138,810	1.3%	738,810	94.5%
Theresa Dryfoos[1,2,3] 620 Eighth Avenue New York, NY 10018	2,153,234	1.3%	741,780	94.9%
Arthur Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	2,253,868	1.3%	739,928	94.7%
David Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	2,145,857	1.3%	738,810	94.5%
Hays N. Golden[1,2,6] 620 Eighth Avenue New York, NY 10018	2,225,374	1.3%	738,810	94.5%
Leah Keith[1,2,7] 620 Eighth Avenue New York, NY 10018	2,214,279	1.3%	740,490	94.7%
David Perpich[1,2,8] 620 Eighth Avenue New York, NY 10018	2,273,438	1.4%	741,615	94.9%
A.G. Sulzberger[1,2,9] 620 Eighth Avenue New York, NY 10018	2,315,208	1.4%	738,810	94.5%
Margot Golden Tishler[1,2,10] 620 Eighth Avenue New York, NY 10018	2,196,130	1.3%	738,810	94.5%
The Vanguard Group[11] 100 Vanguard Boulevard Malvern, PA 19355	13,667,256	8.2%
BlackRock, Inc.[12] 55 East 52nd Street New York, NY 10055	12,580,337	7.5%
Capital World Investors[13] 333 South Hope Street, 55th Fl Los Angeles, CA 90071	10,052,497	6.0%
Darsana Capital Partners LP14 40 West 57th Street, 15th Floor New York, NY 10019	10,000,000	6.0%
Artisan Partners Limited Partnership[15] 40 West 57th Street, 15th Floor New York, NY 10019	8,551,664	5.1%
Jackson Square Partners, LLC[16] One Letterman Drive Building A, Suite A3-200 San Francisco, CA 94129	8,430,020	5.0%
	Footnotes appear on following pages.

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1.Includes 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the 1997 Trust. Each of the Trustees of the 1997 Trust shares voting and investment power with respect to the shares owned by the 1997 Trust. Therefore, under SEC regulations, each may be deemed a beneficial owner of the shares held by the 1997 Trust. Such shares are therefore included in the amounts listed in this table for each Trustee. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being Trustees of the 1997 Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 2,805,718 shares of Class A stock, representing approximately 1.7% of the outstanding shares of Class A stock. This amount includes those shares directly held by the 1997 Trust, as well as (i) 638,837 shares of Class A stock directly or indirectly held by individual Trustees; (ii) 8,573 shares of Class A stock issuable upon the conversion of 8,573 shares of Class B stock held directly or indirectly by individual Trustees; and (iii) 19,498 shares of Class A stock underlying restricted stock units awarded under the Company’s 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) and the Company’s 2020 Incentive Compensation Plan (the “2020 Incentive Plan”) that have vested or will vest within 60 days.
2.Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the 1997 Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.
3.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings reported for Ms. Dryfoos include (i) 1,454 shares of Class A stock held by two trusts, of which she is a co-trustee, (ii) 10,000 shares of Class A stock held by a trust of which her husband is a trustee, and (iii) 2,970 shares of Class B stock held by a trust of which her husband is a co-trustee. Ms. Dryfoos disclaims beneficial ownership of these shares.
4.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Arthur Golden include (a) 714 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2021 Annual Meeting (which will be distributed upon his cessation of service on the Board), (b) 1,118 shares of Class B stock held through a family trust of which Mr. Golden is a co-trustee, (c) 42,073 shares of Class A stock held by a family trust of which Mr. Golden is a co-trustee, (d) 69,518 shares of Class A stock held by a trust of which Mr. Golden’s wife is a trustee, and (e) 1,635 shares of Class A stock held by two trusts of which Mr. Golden is a trustee. Mr. Golden disclaims beneficial ownership of the shares described in (e) above.
5.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of David Golden include 7,047 shares of Class A stock held by a trust of which Mr. Golden is the sole trustee.
6.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Hays N. Golden include (a) 19,563 shares of Class A stock held solely, (b) 18,784 restricted stock units for Class A stock (which will be distributed upon his cessation of service on the Board), including 3,778 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2021 Annual Meeting, and (c) 48,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Dr. Golden exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Dr. Golden disclaims beneficial ownership.
7.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Keith include (a) 73,789 shares of Class A stock held by four family trusts for which Ms. Keith serves as a co-trustee and a family trust for which Ms. Keith serves as the sole trustee, and (b) 1,680 shares of Class B stock held by a family trust for which Ms. Keith serves as a co-trustee.
8.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Perpich include (a) 18,840 shares of Class A stock held solely, (b) 112,000 shares of Class A stock and 2,805 shares of Class B stock held by two family trusts for which Mr. Perpich serves as a trustee, and (c) 983 shares of Class A stock held in two custodial accounts created for the benefit of his children, for which Mr. Perpich serves as a custodian. Mr. Perpich disclaims beneficial ownership of the shares described in (b) above.
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9.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Sulzberger include (a) 53,619 shares of Class A stock held solely, (b) 116,400 shares of Class A stock held by a trust of which Mr. Sulzberger is a co-trustee, (c) 4,825 shares of Class A stock held by a trust of which Mr. Sulzberger is the sole trustee, and (d) 1,554 shares of Class A stock held in a custodial account for which Mr. Sulzberger serves as a custodian.
10.In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Tishler include (a) 16,820 shares of Class A stock held by a trust of which she is the sole trustee and (b) 40,500 shares of Class A stock held by a trust of which she is the sole trustee. Ms. Tishler disclaims beneficial ownership of the shares described in (b) above.
11.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, The Vanguard Group beneficially owned 13,667,256 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
12.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, BlackRock, Inc. beneficially owned 12,580,337 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
13.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, Capital World Investors beneficially owned 10,052,497 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
14.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, Darsana Capital Partners LP beneficially owned 10,000,000 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
15.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, Artisan Partners Limited Partnership beneficially owned 8,551,664 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.
16.According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2020, Jackson Square Partners, LLC beneficially owned 8,430,020 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of March 4, 2021, of Class A stock and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options, the vesting of restricted stock units or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director and nominee named in this Proxy Statement, each named executive officer identified in the 2020 Summary Compensation Table on page 52 of this Proxy Statement, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the 1997 Trust, whose Trustees share voting and investment power with respect thereto. See “General Information—The 1997 Trust.” The table also shows, under “Class A Stock Units,” in the case of non-employee directors, cash-settled phantom stock units credited under the Company’s Non-Employee Directors Deferral Plan (“Directors’ Deferral Plan”).

	Class A Stock	Percent of Class A Stock	Class A Stock Units	Class B Stock	Percent of Class B Stock
Amanpal S. Bhutani[1] Director	9,461	*	—	—
R. Anthony Benten Senior Vice President, Treasurer and Chief Accounting Officer	46,829	*	—	—
Diane Brayton Executive Vice President, General Counsel and Secretary	35,193	*	—	—
Beth Brooke Nominee for Director	—	—	—	—
Roland A. Caputo[2] Executive Vice President and Chief Financial Officer	53,546	*	—	—
Robert E. Denham[1] Director	57,336	*	37,274	—
Rachel Glaser[1] Director	12,997	*	—	—
Arthur Golden[1,3,4] Director	2,253,868	1.3%		739,928	94.7%
Hays N. Golden[1,3,4] Director	2,225,374	1.3%		738,810	94.5%
Meredith Kopit Levien[2] President, Chief Executive Officer and Director	65,477	*	—	—
Brian P. McAndrews[1] Director	36,154	*	16,423	—
David Perpich[3,4] Head of Standalone Products and Director	2,273,438	1.4%	—	741,615	94.9%
John W. Rogers, Jr.[1] Director	31,778	*	—	—
A.G. Sulzberger[3,4] Chairman, Publisher of The New York Times and Director	2,315,208	1.4%	—	738,810	94.5%
Mark Thompson[2] Retired President and Chief Executive Officer	159,341	*	—	—
Doreen Toben[1] Director	32,994	*	80,533	—
Rebecca Van Dyck[1] Director	32,994	*	—	—
All Directors and Executive Officers[3] (16 Individuals)	3,066,217	1.8%	134,230	742,733	95.0%
*Indicates beneficial ownership of less than 1%.			Footnotes continue on following page.
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1.The amounts reported for the relevant directors, except for Arthur Golden, include (a) 3,778 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2021 Annual Meeting, and (b) vested restricted stock units for Class A stock (which will be distributed upon cessation of service on the Board) as follows: Mr. Bhutani, 5,683; Mr. Denham, 29,216; Ms. Glaser, 9,219; Hays N. Golden, 15,006; Mr. McAndrews, 29,216; Mr. Rogers, 8,000; Ms. Toben, 29,216; and Ms. Van Dyck, 29,216. The amounts reported for Arthur Golden include 714 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2021 Annual Meeting (which will be distributed upon cessation of service on the Board).
2.The amounts reported for Ms. Kopit Levien exclude 22,695 stock-settled restricted stock units granted under the 2010 Incentive Plan that are subject to vesting conditions. The amounts reported for Mr. Thompson include 105,604 shares of Class A stock that could be acquired within 60 days upon the exercise of stock options awarded under the 2010 Incentive Plan.
3.Class B stock is convertible into Class A stock on a share-for-share basis. Therefore, ownership of Class B stock is deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each individual has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by each individual, including shares held by the 1997 Trust, have been included in the calculation of the total amount of Class A stock owned by such person, as well as in the calculation of the total amount of Class B stock owned by such person. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.
4.See “Principal Holders of Common Stock” and “General Information—The 1997 Trust” for a discussion of this person’s holdings.
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PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Twelve directors will be elected to the Board of The New York Times Company at the 2021 Annual Meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting and until their successors are elected and qualified.
Each of the nominees, except for Beth Brooke, is now a member of the Board of Directors, and other than Arthur Golden and Meredith Kopit Levien, each current director was elected at the 2020 Annual Meeting for which proxies were solicited. Mr. Golden was recommended for consideration by the Trustees of the 1997 Trust and Ms. Brooke was recommended for consideration by the Nominating & Governance Committee by a global executive recruiting firm retained by the Committee that helps identify, evaluate and conduct due diligence on potential director candidates. The Board appointed Ms. Kopit Levien as a director in connection with her appointment as President and Chief Executive Officer, effective September 2020.
Robert E. Denham, who currently serves as a director, is not standing for re-election, in accordance with our director retirement policy.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect four of the 12 directors; Class B stockholders will elect eight directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 21 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.
Proxies will be used to vote for the election of the nominees named below unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.

Name	Age	Position with The New York Times Company	Director Since
Class A Nominees (4)
Amanpal S. Bhutani	44	Independent Director	2018
Beth Brooke	61	Nominee for Independent Director	—
Brian P. McAndrews	62	Independent Director	2012
Doreen Toben	71	Independent Director	2004
Class B Nominees (8)
Rachel Glaser	59	Independent Director	2018
Arthur Golden[1]	64	Non-Employee Director	2021
Hays N. Golden[2]	36	Non-Employee Director	2017
Meredith Kopit Levien	49	President, Chief Executive Officer and Director	2020
David Perpich[2]	43	Head of Standalone Products and Director	2019
John W. Rogers, Jr.	62	Independent Director	2018
A.G. Sulzberger[2]	40	Chairman of the Board and Publisher of The New York Times	2018
Rebecca Van Dyck	51	Independent Director	2015
1.Arthur Golden is a fourth-generation member of the Ochs-Sulzberger family.
2.Hays N. Golden, David Perpich and A.G. Sulzberger are each a fifth-generation member of the Ochs-Sulzberger family.
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Skills, Experience and Qualifications
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission. The Nominating & Governance Committee also considers the diversity of Board candidates, which may include diversity of skills and experience, as well as gender, age, ethnic and geographic diversity.
We believe that the combination of backgrounds, skills and experiences represented by the 12 director nominees will enable the Board and each of its committees to continue to provide sound judgment and leadership in the context of an evolving business environment and the Company’s long-term strategy, and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. While it is not possible to detail all of the experience, qualifications, attributes or skills possessed by each director, we have set out those unique and important professional characteristics that each person would bring to the Board.
Director Tenure
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. Of the six currently serving independent director nominees this year, four have joined in the last six years. In addition, Beth Brooke is being nominated for election as a new independent director. The other five non-independent directors were appointed to the Board in the last four years, including Meredith Kopit Levien and Arthur Golden, who joined in 2020 and early 2021, respectively. The average tenure of all our director nominees is 4.3 years.
Director Retirement Policy
Under the Company’s director retirement policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.

PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

Class A Nominees
Amanpal S. Bhutani has served as a member of our Board of Directors since 2018. Mr. Bhutani is the chief executive officer of GoDaddy Inc. (since 2019). From 2015 to 2019, he was president of the Brand Expedia Group at Expedia Group, Inc. From 2010 to 2015, he was the senior vice president of Expedia Worldwide Engineering at Expedia Group, Inc. From 2008 to 2010, he was a technology senior director at JPMorgan Chase and Co. From 2002 to 2008, Mr. Bhutani was at Washington Mutual, Inc., including most recently as senior vice president of ecommerce technology, when JPMorgan Chase and Co. acquired it in 2008. Prior to that, Mr. Bhutani was the founder and technical lead at a startup, and was a senior engineer at a consultancy.
Mr. Bhutani brings to the Company and the Board extensive technological and international business expertise gained from his senior leadership roles at digital and consumer-facing public companies, including as chief executive officer of GoDaddy. This experience provides the Board and the Company with a valuable perspective highly relevant to the Company’s innovation efforts as the Company positions itself for further global growth.
Beth Brooke served as the global vice chair of public policy for Ernst & Young LLP, from 2007 to 2019, where she was a member of the firm’s global executive board and global sponsor of the firm’s diversity and inclusiveness efforts. At Ernst & Young, she previously served as vice chair of public policy, sustainability and stakeholder engagement in the Americas from 2000 to 2007, and held various roles in tax practice management from 1981 to 2000. During the Clinton administration, from 1993 to 1995, Ms. Brooke served in the U.S. Department of the Treasury and was responsible for tax policy matters related to insurance and managed care, including working on healthcare and superfund legislative reform efforts. She is a certified public accountant. Ms. Brooke has been a director of eHealth,
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Inc. since 2019 and serves on various private and nonprofit boards, including the United States Olympic and Paralympic Committee.
Ms. Brooke will bring to the Company and the Board extensive financial and strategic expertise, as well as risk management, public policy and international experience, gained from her 38 years of service at Ernst & Young. In addition, Ms. Brooke will also provide the Board and the Company with meaningful insight gained from her past experience as a global sponsor of Ernst & Young’s diversity and inclusiveness efforts.
Brian P. McAndrews has served as a member of our Board of Directors since 2012 and as Presiding Director since 2019. Mr. McAndrews was president, chief executive officer and chairman of Pandora Media, Inc. from 2013 to 2016. From 2012 to 2013, he was a venture partner, and from 2009 to 2011, he was managing director, of Madrona Venture Group, LLC. From 2007 to 2008, he was senior vice president, advertiser and publisher solutions, of Microsoft Corporation. From 2000 to 2007, he was president and chief executive officer, and from 1999 to 2000 he served as chief executive officer, of aQuantive, Inc. From 1990 to 1999, he held various positions of increasing responsibility at ABC, Inc., including executive vice president and general manager of ABC Sports. Mr. McAndrews has been a director of Grubhub Inc. since 2011, and chairman of its board of directors since 2014. In addition, he is a director of Chewy, Inc. (since 2019) and Frontdoor, Inc. (since 2018). Mr. McAndrews was a director of Teladoc Health, Inc. from 2017 to 2020.
Mr. McAndrews brings to the Company and the Board extensive digital expertise gained through his experience as a chief executive officer of public companies in the technology industry. His background in both traditional and digital media has also given him an understanding of digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses. His extensive understanding of the Company’s business and his experience as a chief executive officer of a public company in the technology industry make him uniquely positioned as the Company’s Presiding Director to work collaboratively with our Chairman and our Chief Executive Officer. In addition, through his experience leading a public company and his service on the boards of other public companies, Mr. McAndrews provides to the Board and the Company with a highly valuable strategic perspective, as well as extensive corporate governance, human capital management and succession planning experience.
Doreen Toben has served as a member of our Board of Directors since 2004. Ms. Toben was executive vice president and chief financial officer of Verizon Communications, Inc. from 2002 to 2009. From 2000 to 2002, she was senior vice president and chief financial officer of Telecom Group, Verizon Communications, Inc. From 1999 to 2000, she was vice president and controller, and from 1997 to 1999 she was vice president and chief financial officer, of Telecom/Network, Bell Atlantic Inc. Ms. Toben was a director of ARRIS International plc from 2013 to 2019, Tapestry, Inc. from 2017 to 2018, and Kate Spade & Company from 2009 to 2017.
Ms. Toben has over 25 years of experience in the communications industry, including as executive vice president and chief financial officer of Verizon Communications, Inc., where she was responsible for Verizon’s finance and strategic planning efforts. In addition to her deep communications industry experience, Ms. Toben’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee. In addition, through her experience at Verizon and her service on the boards of other public companies, Ms. Toben provides to the Board and the Company with a highly valuable strategic perspective, as well as extensive corporate governance and human capital experience.
Class B Nominees
Rachel Glaser has served as a member of our Board of Directors since 2018. Ms. Glaser is the chief financial officer of Etsy, Inc., a global creative commerce platform (since 2017). From 2015 to 2017, she was the chief financial officer of Leaf Group Ltd., a company that owns and operates consumer media and marketplaces. From 2012 to 2015, she was the chief financial officer of Move, Inc., the parent company of Realtor.com. From 2008 to 2011, she was the chief operating and financial officer of MyLife.com, a subscription-based search business, and from 2005 to 2008, she was the senior vice president of finance at Yahoo! Inc. From 1986 to 2005, Ms. Glaser held various finance and operations positions at The Walt Disney Company.
Ms. Glaser brings to the Company and the Board extensive financial and strategic expertise, as well as human capital experience, gained from serving in key roles at digitally focused, consumer-facing public companies. This experience provides the Board and the Company with a valuable perspective as the Company continues to expand its
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digital and subscription-first strategy. In addition to this experience, Ms. Glaser’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee.
Arthur Golden has served as a member of our Board of Directors since January 2021. Mr. Golden is a best-selling author. He attended Harvard College, where he received a degree in art history. He also earned a master’s degree in East Asian languages and culture from Columbia University and a master’s degree in English from Boston University.
Mr. Golden is a fourth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Mr. Golden an important part of the Board’s decision-making process.
Hays N. Golden has served as a member of our Board of Directors since 2017. Dr. Golden is the managing director of the University of Chicago Crime and Education Labs, where he has worked since 2019, and previously served as the senior director for science and strategy at the Crime Lab New York. From 2017 to 2018, Dr. Golden was vice president of commercial underwriting at American International Group, Inc. (“AIG”). Prior to that, he was senior manager in the commercial underwriting division of AIG from 2016 to 2017. From 2013 to 2016, he held various positions in AIG Science, a division of AIG with a focus on data science and analytics.
Dr. Golden is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Dr. Golden an important part of the Board’s decision-making process.
Meredith Kopit Levien has served as our president and chief executive officer and as a member of our Board of Directors since September 2020. She previously served in the Company as executive vice president and chief operating officer (2017 to September 2020), executive vice president and chief revenue officer (2015 to 2017) and executive vice president, advertising (2013 to 2015). Prior to joining the Company, Ms. Kopit Levien served in various roles at Forbes Media LLC, including as chief revenue officer from 2011 to 2013, and at The Atlantic.
As the Company’s president and chief executive officer, Ms. Kopit Levien has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and businesses. She brings to the Company and the Board extensive business and management experience in the media industry, gained from over 18 years she has spent in a variety of senior operational and executive roles at the Company, Forbes Media and The Atlantic. Her deep understanding of the Company and her strategic and operational leadership experience from her various roles at the Company, including most recently as chief operating officer, overseeing all major commercial operations, provides the Company and the Board with a highly valuable perspective as the Company continues to expand its businesses digitally and globally.
David Perpich is the head of standalone products at the Company (since 2020) and has served as a member of our Board of Directors since 2019. Prior to this, Mr. Perpich served as president and general manager of Wirecutter, a subsidiary of the Company (from 2017 to 2020). From 2015 to 2017, he served as senior vice president of product for the Company, where he was responsible for overseeing The Times’s digital product portfolio across mobile and web products. In addition, Mr. Perpich served as general manager, new digital products, at the Company from 2013 to 2015, and as vice president, product management, from 2011 to 2013. Mr. Perpich joined the Company in 2010 as executive director, NYTimes.com paid products.
Mr. Perpich is a fifth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history to his role as director. In addition, through his service in a variety of critical executive positions that have provided him with extensive knowledge of our Company and operations, Mr. Perpich brings a deep understanding and unique perspective to the Board about the Company’s business strategy and industry opportunities and challenges.
John W. Rogers, Jr. has served as a member of our Board of Directors since 2018. Mr. Rogers is the founder, chairman, co-chief executive officer and chief investment officer of Ariel Investments, LLC, an institutional money management and mutual fund firm, as well as a trustee of Ariel Investment Trust. He has been a director of Nike, Inc. since 2018 and McDonald’s Corporation since 2003. Mr. Rogers was a director of Exelon Corporation from 2000 to 2019.
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Mr. Rogers brings to the Company and the Board extensive business, financial and risk-management experience gained as the founder and long-serving chief executive officer and chief investment officer of a firm with over $13 billion in assets under management. In addition, through service on the boards (and several board committees) of large public companies, he provides to the Board and the Company with a highly valuable strategic perspective, as well as extensive corporate governance, human capital management and succession planning experience.
A.G. Sulzberger was named chairman in January 2021, and has served as publisher of The New York Times and a member of our Board of Directors since 2018. Mr. Sulzberger previously served as deputy publisher of The New York Times from 2016 to 2017. He joined The New York Times as a reporter in 2009, after serving in various reporting roles at other publications. From 2010 to 2012, he served as head of the Kansas City bureau, and he later served as an assistant editor (from 2012 to 2015) and associate editor (from 2015 to 2016) of The Times, before he was appointed deputy publisher.
Mr. Sulzberger is a fifth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company to his role as chairman and publisher of The New York Times. In addition, as one of the driving forces behind the Company’s digital transformation and subscription-first focus, Mr. Sulzberger brings a deep understanding and unique perspective to the Board about the Company’s business strategy and industry opportunities and challenges.
Rebecca Van Dyck has served as a member of our Board of Directors since 2015. Ms. Van Dyck is the chief operating officer for Facebook Reality Labs at Facebook, Inc. (since 2020). At Facebook, she previously served as chief marketing officer for AR/VR from 2017 to 2020, and the vice president of consumer and brand marketing from 2012 to 2017. From 2011 to 2012, she was senior vice president and global chief marketing officer of Levi Strauss & Co. From 2007 to 2011, she was senior director, worldwide marketing and communications, of Apple Inc., and from 1994 to 2006, she held various positions at Wieden + Kennedy, Inc., including global account director for Nike International, from 2002 to 2006. From 1992 to 1994, she held various positions at TBWA Worldwide Inc.
Ms. Van Dyck brings to the Company and the Board extensive knowledge of digital consumer brand marketing and management, gained from her experience in senior executive roles at large digital and consumer-focused companies and in the advertising industry. Ms. Van Dyck’s brand expertise, as well as her international experience, provide the Board with a valuable perspective highly relevant to the Company’s digital strategy.
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RELATED PERSON TRANSACTIONS

Policy on Transactions with Related Persons.  The Board of Directors recognizes that transactions with related persons may present actual or apparent conflicts of interest and has approved a policy governing the review and approval or ratification of these transactions.
Under this policy, any transaction (or series of transactions) in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities, or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be approved or ratified by the Board, the Nominating & Governance Committee or such other committee to which such matter has been delegated for review. If it is impractical or undesirable to defer consideration of the matter until a Board or committee meeting, the policy allows the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director) to approve or ratify the transaction.
The policy provides that the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions.
Under the policy, if the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the Board, committee or director considering the matter must determine that the transaction is fair and reasonable to the Company.
A printable version of this policy is available on our website, as described on page 6.
Code of Ethics and Business Ethics Policy. Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of Company transactions in which employees have an interest. These provisions are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
Interests of Directors in Certain Transactions of the Company. In the ordinary course of our business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors of the Company. In 2020, these included, among other things, a licensing arrangement with Facebook, Inc. and the running of advertising in Company properties for products and services of Facebook, Inc., Grubhub Inc., McDonald’s Corporation, Nike, Inc. and other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis on customary terms, and the relevant non-employee director did not participate in these business relationships or profit from them.
Certain Members of the Ochs-Sulzberger Family Employed by the Company during our 2020 Fiscal Year. A.G. Sulzberger was employed as Publisher of The New York Times during 2020. See “Compensation of Executive Officers” for a description of his compensation. David Perpich, who was employed as head of the Company’s standalone products group, was paid $724,077 in 2020 and received a grant under the 2020-2022 long-term performance award program with a target value of $200,000. James Dryfoos, who was employed as executive director, technology compliance, was paid $292,104 in 2020 and received time-vested restricted stock units with a grant date fair value of $5,700. Pamela Dryfoos, who was employed as executive director of finance for the Company’s standalone products group, was paid $236,043 in 2020 and received time-vested restricted stock units with a grant date fair value of $5,700.
Mr. Dryfoos, Ms. Dryfoos, Mr. Perpich and Mr. Sulzberger are all fifth-generation members of the Ochs-Sulzberger family.
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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company to ensure that they are aligned with the long-term interests of our stockholders. In exercising its oversight role, the Board recognizes its fiduciary duty to both Class A and Class B stockholders.
The Board has adopted Corporate Governance Principles that serve as a framework for the way in which the Board conducts its business and that are intended to promote the long-term interests of stockholders. A copy of the Corporate Governance Principles is available on our website, as described on page 6.
The Board’s leadership structure and key corporate governance policies and practices applicable to the Board are summarized below.
Board Leadership Structure
The Company has separated the positions of Chairman of the Board of Directors and Chief Executive Officer. In his role as Chairman of the Board, Mr. Sulzberger:
•presides over meetings of stockholders and directors;
•works with the Chief Executive Officer to develop agendas for all Board meetings;
•with the Presiding Director, serves as a liaison between the Board and management;
•with the other Ochs-Sulzberger family directors, serves as a liaison between the family and the Board;
•facilitates communication among Board members between meetings; and
•makes himself available for consultation with stockholders and other interested bodies as a representative of the Board and the Company.
Given the demanding nature of these positions, and taking into account that our Chairman, Mr. Sulzberger, is also the Publisher of The New York Times and an executive officer of the Company, the Board believes it is appropriate to continue to have a lead independent director to serve as Presiding Director who, among other things, chairs all executive sessions of our non-employee and independent directors and generally provides leadership to, and fosters coordination among, our independent directors, enabling them to better fulfill their role of bringing expert outside perspectives to the Board. Mr. McAndrews has served as our Presiding Director since 2019.
In addition to chairing all executive sessions of our non-employee and independent directors, our Presiding Director:
•serves as a liaison between our Chairman of the Board and our Chief Executive Officer, on the one hand, and our independent directors, on the other;
•reviews proposed Board meeting agendas;
•consults with senior executives of the Company as to any concerns the executive might have;
•has the authority to call meetings of the non-employee and independent directors in his or her discretion; and
•makes himself or herself available for direct consultation with major stockholders.
To assist the Board in the fulfillment of its responsibilities, Mr. McAndrews, as the Presiding Director, has also performed additional duties over the past few years, including:
•leading the recent Chief Executive Officer succession planning process, together with Mr. Sulzberger;
•regularly speaking with our Chairman and our Chief Executive Officer between Board meetings to discuss any matters of concern, often in consultation with other independent directors; and
•meeting with other members of senior management.
The Presiding Director is selected annually by the Board from the independent directors upon the recommendation of the Nominating & Governance Committee. Consistent with the Company’s Corporate Governance Principles, no director shall serve more than five consecutive one-year terms as Presiding Director, unless the Board determines otherwise.
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Executive Sessions of Non-Employee Directors
The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year the independent directors meet in executive session. Mr. Golden and Dr. Golden are non-employee directors who, as members of the Ochs-Sulzberger family, are not considered independent. As noted above, all executive sessions of independent directors are led by our Presiding Director.
The Board’s Role in Risk Oversight
Risk is an integral part of the Board’s deliberations throughout the year and the Board exercises its oversight responsibility both directly and through its committees.
The Company has an enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, human capital, legal/regulatory and reputational) that may affect our ability to execute our corporate strategy and fulfill our business objectives, and to formulate plans to mitigate their effects. The Audit Committee reviews an annual assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them. This annual assessment is also reviewed by the full Board. In addition, during 2020, the Board was provided with updates on the impact of the Covid-19 pandemic on our business, financial condition and operations.
The Board also actively oversees risks related to information security, including cybersecurity risks. The Audit Committee receives regular updates on information security and technology matters from the Company’s head of information security, who also provides updates to the Board.
In addition, the Board has delegated certain risk management oversight responsibilities to specific committees, each of which reports regularly to the full Board. The Audit Committee oversees risks related to, among others, financial reporting and internal controls. The Compensation Committee oversees risks related to the Company’s executive compensation program. The Nominating & Governance Committee reviews risks related to the Company’s corporate governance structure, policies and practices. The Finance Committee reviews risks related to the Company’s significant financial policies and practices.
Annual Director Election and Nominee Rotation
All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
If, in an uncontested election, a nominee is elected to the Board but fails to receive a majority of the votes cast, our Corporate Governance Principles provide that such nominee must agree to resign upon the request of the Board. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make a decision as to whether to request such resignation within 60 days of the certification of the stockholder vote and disclose its decision within 65 days.
Our Corporate Governance Principles provide that it is the policy of the Company to have an annual rotation of the nominees for election to the Board by holders of the publicly traded Class A stock. It is intended that each of the independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees includes at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Director Orientation and Ongoing Education
The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes one-on-one meetings with members of senior management and newsroom leaders and extensive written materials, to
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familiarize new directors with the Company’s structure, operations, financial performance, strategic plans, executive compensation program and corporate governance policies and practices, as well as the key responsibilities of the Board committees to which new directors have been appointed. Additional orientation is also provided when a director assumes a leadership role, such as becoming a Committee Chair.
From time to time, the Company provides directors with educational materials and presentations from Company and/or third-party experts on subjects that enable directors to enhance their skills and knowledge to better perform their duties and to recognize and deal appropriately with issues that arise. The Company pays reasonable expenses for any director to attend a director continuing education program. In addition, members of the Board are regularly invited to attend Times events, which provide the directors with an opportunity to engage with senior leaders and staff and to deepen their understanding of The Times, as well as the Company’s business, strategy and corporate culture.
Board and Committee Evaluations
Our Board has an annual Board and committee evaluation process to examine and discuss whether the Board and its committees are functioning effectively as groups and with senior management of the Company, and to identify any areas for improvement. Under this process, each director completes a written Board/committee assessment and then participates in a one-on-one interview with the Presiding Director. The results of the evaluation are then discussed with the Board and respective committee.
The Nominating & Governance Committee annually reviews the format of the evaluation process. In recent years, the evaluation process has led to a broader scope of topics covered in Board meetings, as well as refinements to various Board processes and Board materials. The process has also informed decisions about Board composition, including criteria for director candidate skills and qualifications.
Board Refreshment
The Board and committee evaluation process has also informed Board and Committee composition, succession planning and refreshment, which has been particularly active in recent years. In the last six years, four of our six currently serving independent director nominees have joined the Board (Mr. Bhutani, Ms. Glaser, Mr. Rogers and Ms. Van Dyck). In addition, Ms. Brooke is being nominated for election as a new independent director. In the last year, the Board elected a new Chairman and a new female President and Chief Executive Officer. This refreshment demonstrates the Board’s focus on ensuring that the members of the Board bring the necessary attributes and areas of expertise to contribute to discussions around the Company’s long-term strategy and to oversee the risks that the Company is facing and as they evolve.
Board Composition
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.
The Nominating & Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and short- and long-term director refreshment and succession planning. As needed, the Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board, as well as the criteria described more fully on page 29 under “Nominating & Governance Committee.”
Under the Board’s director retirement policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.
Independence of Directors
The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors, as well as independent compensation and nominating/corporate governance committees. Exceptions to these requirements are available to companies of which more than 50% of the voting power for the election of directors is held by a single entity (a “controlled company”). Because of the 1997 Trust’s holdings of Class B stock, the Company qualifies as a controlled company and is exempt from these NYSE requirements. However, as a matter of
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good corporate governance, the Board has determined not to take advantage of these exceptions and, for many years, has been composed of a majority of independent directors.
In making independence determinations, the Board adheres to the specific tests for independence included in the NYSE rules. In addition, to assist in its independence assessment, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are categorically immaterial to a determination of independence:
•if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or
•if the director serves as an officer or director of a charitable organization to which the Company or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.
In conducting its annual director independence determination, the Board considers all of the relevant facts and circumstances, including certain transactions, relationships and arrangements with other corporations whose officers or directors are also directors of the Company. In 2020, these included, among other things, a licensing arrangement with Facebook, Inc. and the running of advertising in Company properties for the products and services of Facebook, Inc., Grubhub Inc., McDonald’s Corporation, Nike, Inc. and other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis and in each case resulted in payments within the permitted amounts described above. See “Related Person Transactions—Interests of Directors in Certain Transactions of the Company.”
Based on the foregoing, the Board affirmatively determined that each of Mr. Bhutani, Mr. Denham, Ms. Glaser, Mr. McAndrews, Mr. Rogers, Ms. Toben and Ms. Van Dyck, has no direct or indirect material relationships with the Company, and each is independent pursuant to applicable NYSE rules. The Board has further affirmatively determined that Ms. Brooke has no direct or indirect material relationships with the Company and, if elected, would be independent pursuant to applicable NYSE rules. In making its determination, the Board considered that Ms. Brooke is a retired partner of Ernst & Young LLP, which is the Company’s independent registered public accounting firm. While at Ernst & Young, Ms. Brooke did not personally work on the Company’s audit or otherwise provide services to the Company. The remaining directors are not considered independent. Mr. Sulzberger and Ms. Kopit Levien are executive officers of the Company and Mr. Perpich is an employee of the Company. Each of Mr. Golden and Dr. Golden (along with Mr. Sulzberger and Mr. Perpich) is a member of the Ochs-Sulzberger family and accordingly, is not considered independent.
Board Committees and Audit Committee Financial Experts
The Board has four standing committees: Audit, Compensation, Finance and Nominating & Governance.
In accordance with applicable NYSE requirements, the Board has determined that all members of the Audit, Compensation and Nominating & Governance Committees are independent and satisfy the relevant independence standards of the Company, the SEC (in the case of the Audit Committee) and the NYSE. See “Board Committees” for committee descriptions and membership.
The Company must disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that Mss. Glaser and Toben each qualify as an “audit committee financial expert” as defined by the SEC and satisfy the “financial management expertise” standard of the NYSE. In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” standard of the NYSE.
Director and Executive Stock Ownership Guidelines
To encourage alignment of the interests of our directors and stockholders, all directors are expected to own stock in the Company equal in value to at least four times the annual Board cash retainer as set from time to time by the Board. Each director is expected to accumulate this stock over an approximately five-year period. Stock units held by a director under any director compensation arrangement are included in calculating the value of ownership to determine whether this minimum ownership has been accumulated. All of our directors are in compliance with these guidelines.
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In addition, those executive officers named in the “Summary Compensation Table” are subject to minimum stock ownership guidelines. These guidelines require that the Chairman and the Chief Executive Officer own shares of Class A stock equal in value to five times his or her annual base salary. All other named executive officers are required to own shares of Class A stock equal in value to two times their annual base salary. Ownership calculations include restricted stock units. Potential share payments under long-term performance awards are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements, with interim annual milestones. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. The Compensation Committee, and the Company’s General Counsel as its delegate, has the authority to determine matters that might arise under the terms of the guidelines, including the discretion to waive the ownership guidelines and/or interim milestones upon a showing of good reason. All of our named executive officers are in compliance with these guidelines.
Under our insider trading policy, directors, executive officers and employees generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
The Board’s Role in Human Capital Management
Recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at the Company. On an annual basis, management reviews with the Board the Company’s leadership pipeline and succession plans for key senior leadership roles. In addition, in consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chairman and Publisher and the Chief Executive Officer. After a deliberate succession planning process, led by Mr. Sulzberger and Mr. McAndrews, the Presiding Director, the Board appointed Ms. Kopit Levien from within the organization to be the Company’s President and Chief Executive Officer, effective September 2020.
Beyond succession planning and leadership development, the Board and its committees review and discuss with management matters related to human capital management, including diversity, equity and inclusion, corporate culture and compensation and benefits. In addition, during 2020, the Board and its committees reviewed and discussed with management the impact of the Covid-19 pandemic on the Company’s employees and business and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including measures to support the health, safety and well-being of employees.
Clawback Policy
In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based cash and equity compensation to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup such awards for performance during the period or periods that are the subject of the restatement.
Codes of Ethics and Employee Hotline
The Company has adopted a Business Ethics Policy applicable to all employees, a code of ethics that applies to the Chairman, Chief Executive Officer and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our website, as described on page 6.
The Company has established an employee hotline and online reporting tool to allow employees to lodge complaints, confidentially and anonymously, about any accounting, internal control or auditing matter, any potential securities law violation, or any human resources issue.
Independent Compensation Consultant
The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision-making regarding 2020 compensation levels, Exequity reported on its review of target total compensation for executive officers in relation to a peer group of companies operating in the journalism, media and digital industries, and survey data where applicable. More generally, an Exequity representative regularly attended Compensation Committee meetings and provided general advice on
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executive and director compensation trends and programs. During the Company’s 2020 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2020, also included advising the Nominating & Governance Committee on director compensation trends). See “Compensation Committee—Compensation Committee Procedures.”
Communications with Directors
Stockholders may communicate with the Board of Directors care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, by mail, or at nytsecretary@nytimes.com, by email. Stockholders and other interested parties may also express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, by mail, or at nytsecretary@nytimes.com, by email.
All such correspondence is handled in accordance with our procedures regarding communications by security holders and other interested parties to the Board of Directors, available on our website, as described on page 6. Such correspondence will be relayed to the appropriate director or directors, unless the Corporate Secretary determines it is primarily commercial in nature, is related to an improper or irrelevant topic or requests general information about the Company.
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BOARD MEETINGS AND ATTENDANCE

Total Board Meetings in 2020:  7
Total Committee Meetings in 2020:  23
2020 Board and Committee Meeting Attendance:  All directors attended 75% or more of the total meetings of the Board and of the committees on which they served.
Annual Meeting Attendance: All directors are generally expected to attend the Company’s annual meeting of stockholders. All directors attended the Company’s 2020 Annual Meeting.
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BOARD COMMITTEES

The Board has four standing committees: Audit, Compensation, Finance and Nominating & Governance.
The following chart sets out the membership and summarizes the principle functions of each standing committee under its charter.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2020
Audit Doreen Toben, Chair Amanpal S. Bhutani Rachel Glaser Brian P. McAndrews
•Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.
•Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.
•Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
•Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
•Reviews the Company’s risk assessment and risk management policies and oversees risks related to, among others, financial reporting, internal controls and information security.
•Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.
•Prepares the report to stockholders included in the annual Proxy Statement.
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Name of Committee and Members	Principal Functions of the Committee	Meetings in 2020
Compensation Robert E. Denham, Chair Rachel Glaser Doreen Toben Rebecca Van Dyck
•In consultation with all non-employee directors, evaluates the performance of the Chairman and Publisher and the Chief Executive Officer, and together with the other independent directors, approves their compensation arrangements.
•Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, participation in incentive compensation plans and equity awards.
•Reviews and approves and, when appropriate, recommends to the Board for approval, incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval if required.
•Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.
•Has such responsibilities for administration of the Company’s employee benefit plans as may be delegated by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to an ERISA Management Committee.
•Has sole authority to engage an executive compensation consultant.
•Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.
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Finance John W. Rogers, Jr., Chair Amanpal S. Bhutani Robert E. Denham Hays N. Golden
•Reviews, and makes recommendations to the Board regarding, the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchases and issuances, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions, capital expenditures and long-term commitments.
•Has such responsibilities for the management and investment of the Company’s employee benefit plan assets as may be delegated to it by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to a Pension Investment Committee.
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Nominating & Governance Rebecca Van Dyck, Chair Brian P. McAndrews John W. Rogers, Jr.
•Recommends director nominees for election to the Board.
•Makes recommendations to the Board regarding the structure and composition of the Board Committees, including size and qualifications for membership, director independence, and the designation of a presiding director.
•Advises the Board on appropriate compensation for non-employee directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.
•Advises the Board on corporate governance matters.
•Reviews and approves or ratifies transactions with related persons if required in accordance with the Company’s policy.
•Oversees annual evaluation of the Board.
•Has sole authority to engage a search firm to identify director candidates.
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NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of three non-employee directors: Rebecca Van Dyck, Chair; Brian P. McAndrews; and John W. Rogers, Jr. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart set forth in “Board Committees” beginning on page 27 describes the principal functions of the Committee under its charter. A printable version of the charter is available on our website, as described on page 6.
The Committee assesses the Board’s composition each year and, as needed, identifies and evaluates potential director nominees. The Committee considers recommendations of management, stockholders and others. The Committee has sole authority to retain and terminate any search firm used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission, and whether they have time available to devote to Board responsibilities.
The Committee also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience, as well as gender, age, ethnic and geographic diversity. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.
The Committee also considers whether a potential nominee would satisfy:
•the NYSE’s criteria of director “independence;”
•the NYSE’s “financial literacy” and “financial management expertise” standards; and
•the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size and structure, the backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Meredith Kopit Levien, who became the Company’s President and Chief Executive Officer and member of the Board on September 8, 2020, is standing for election by the stockholders for the first time at the 2021 Annual Meeting. The Board appointed Ms. Kopit Levien as a director in connection with her appointment as President and Chief Executive Officer.
Arthur Golden was appointed a director by the Board effective January 1, 2021, and is standing for election by the stockholders for the first time at the 2021 Annual Meeting. As discussed elsewhere in this Proxy Statement, the 1997 Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the 1997 Trust for nominees to be elected by the holders of the Class B stock. Mr. Golden was brought to the attention of the Committee by the Trustees of the 1997 Trust. He is a fourth-generation member of the Ochs-Sulzberger family.
In addition, Beth Brooke is standing for election by the stockholders for the first time at the 2021 Annual Meeting. She was identified by a global executive recruiting firm retained by the Committee. After Ms. Brooke met with members of the Committee and various other members of the Board, including the Chair, the Committee recommended to the Board that it nominate Ms. Brooke for election as a director.
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Each other individual who is standing for election to the Board at the 2021 Annual Meeting is currently a director and was elected by stockholders at the 2020 Annual Meeting.
In addition, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, and providing the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.
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COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of four non-employee directors: Robert E. Denham, Chair; Rachel Glaser; Doreen Toben and Rebecca Van Dyck. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” beginning on page 27 describes the principal functions of the Committee under its charter.
Together with the other non-employee members of the Board, the Committee evaluates the performance of the Chairman and Publisher and the Chief Executive Officer and, together with the other independent directors, approves their compensation. In addition, the Committee approves all compensation for our other executive officers and discusses with management in general terms the compensation of non-executive employees.
The Committee has delegated the authority to make equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for its decision-making regarding 2020 compensation, the Committee directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of target total compensation for executive officers in relation to a peer group of companies operating in the journalism, media and digital industries, and survey data where applicable. Exequity also provided general advice on executive and director compensation trends and programs. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling.
During the Company’s 2020 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2020, also included advising the Nominating & Governance Committee on director compensation pay levels and trends). After considering the factors required by NYSE rules, the Committee is satisfied that Exequity is independent.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for the executive officers who report to her. The Company’s human resources, legal, controller and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation and benefits programs and related matters. Each year, the Committee generally takes the following actions:
•together with the other independent directors of the Board, approves the compensation of the Chairman and Publisher and the Chief Executive Officer, including setting salaries and approving annual and long-term incentive potentials;
•approves compensation for the other executive officers;
•sets financial targets for annual incentive and long-term performance awards;
•approves awards of equity-based compensation for eligible employees; and
•determines the achievement of performance goals for the recently completed annual and long-term performance periods and approve the payment of those awards.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders
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stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 37.

Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2020 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2020 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.

AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of four non-employee directors: Doreen Toben, Chair; Amanpal S. Bhutani; Rachel Glaser and Brian P. McAndrews. The Board of Directors has determined that:
•each Committee member is “independent” under the listing standards of the NYSE and is “financially literate” as defined by the NYSE;
•Mss. Toben and Glaser satisfy the “financial management expertise” standard, as required by the NYSE; and
•Mss. Toben and Glaser are “audit committee financial experts” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” beginning on page 27 describes the principal functions of the Committee under its charter.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and (ii) the Company’s internal control over financial reporting, and for issuing its reports thereon.
The Committee is responsible for assisting the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee’s charter requires that the Committee review the Company’s policies with respect to risk assessment and risk management. As part of its responsibilities for oversight of the Company’s enterprise risk management program, the Committee annually reviews and discusses an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law violations, and the confidential and anonymous submission by Company employees of concerns regarding such matters.
The Committee is responsible for the appointment, compensation and oversight of Ernst & Young. As part of its oversight function, the Committee has adopted certain policies to ensure that Ernst & Young’s provision of services does not impair the firm’s independence. Each year, the Committee considers whether to reappoint Ernst & Young, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. As part of this process, the Committee considers, among other things, the continued independence of Ernst & Young, the
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depth of the firm’s and audit team’s experience, and the quality and efficiency of the services provided by Ernst & Young.
During 2020, the Committee met six times and held separate discussions with management, the Company’s internal auditors and Ernst & Young. The full Committee reviews with management and Ernst & Young the earnings announcements and quarterly financial statements for each of the first three quarters. The Committee’s Chair, as the representative of the Committee, discusses the Company’s fourth-quarter and full-year earnings announcement with the Company’s Chief Financial Officer, its Chief Accounting Officer and Ernst & Young prior to public release; other members of the Committee also generally participate in this discussion. In addition, the Committee reviews with management and Ernst & Young the Company’s annual financial statements. The Committee also reviews and discusses the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2020 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management, the Company’s internal auditors and Ernst & Young the Company’s 2020 annual consolidated financial statements and Ernst & Young’s audit report thereon, and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting.
The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standard No. 1301 (formerly No. 16), Communication with Audit Committees, as adopted by the PCAOB, including, among other items, matters related to the conduct of the audit of the Company’s 2020 annual consolidated financial statements.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2021.
Doreen Toben, Chair
Amanpal S. Bhutani
Rachel Glaser
Brian P. McAndrews

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DIRECTORS’ COMPENSATION

2020 Compensation of Non-Employee Directors
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high quality directors. Compensation for our non-employee directors for 2020 had the following components: cash compensation, consisting of annual retainers for non-employee Board members, Committee Chairs, Committee members and the Presiding Director; and equity compensation in the form of restricted stock units for all non-employee Board members.
Each year, management reports to the Nominating & Governance Committee on non-employee director compensation and makes recommendations with respect to the amount and form of compensation for non-employee directors. The Nominating & Governance Committee and the Board believe that our non-employee director compensation program is appropriately aligned with long-term stockholder interests because directors are subject to stock ownership guidelines (four times the annual Board cash retainer), and the shares of Class A stock payable in respect of vested restricted stock units are not delivered until a director leaves the Board.
Cash Compensation. In 2020, we paid an annual cash retainer (in quarterly installments) to non-employee Board members, Committee Chairs and Committee members and the Presiding Director as follows:
•Annual cash Board retainer of $60,000;
•Annual cash Committee Chair retainer of $10,000;
•Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000
— Technology & Innovation (which was dissolved in February 2020)—$6,000; and
•Annual cash Presiding Director retainer of $25,000.
Restricted Stock Units. On the date of the 2020 Annual Meeting, the Company granted 3,764 restricted stock units for Class A stock (with a grant date fair value of $113,000) to each non-employee director. These restricted stock units will vest on the date of the 2021 Annual Meeting (assuming continued service on the Board of Directors until that date), and the underlying shares of Class A stock will be distributed to each non-employee director upon his or her retirement from the Board. Each non-employee director’s account is credited with additional restricted stock units with a value equal to the amount of all dividends paid on the Company’s Class A stock.
Expenses. We reimburse reasonable expenses incurred for attendance at Board and Committee meetings and director orientation or other relevant educational programs.

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Non-Employee Director Compensation Table
The total 2020 compensation of our non-employee directors is shown in the following table.

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2,3] ($) (c)	Option Awards ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Amanpal S. Bhutani	87,846	113,000	—	—	200,846
Robert E. Denham	91,863	113,000	—	—	204,863
Rachel Glaser	90,000	113,000	—	—	203,000
Hays N. Golden	70,000	113,000	—	—	183,000
Brian P. McAndrews	107,307	113,000	—	—	220,307
John W. Rogers, Jr.	87,258	113,000	—	—	200,258
Arthur Sulzberger, Jr.	60,000	113,000	—	—	173,000
Doreen Toben	100,000	113,000	—	—	213,000
Rebecca Van Dyck	83,846	113,000	—	—	196,846
1.Includes a Presiding Director retainer for Mr. McAndrews and a Committee Chair retainer for each of Mr. Denham, Mr. Rogers, Ms. Toben and Ms. Van Dyck.
2.Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of restricted stock units made to each non-employee director on April 22, 2020, under the 2020 Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $113,000.
3.The following table shows the aggregate unvested restricted stock units and phantom stock units outstanding at December 27, 2020, for each non-employee director:

Name	Aggregate Unvested Restricted Stock Units Outstanding at December 27, 2020 (#)[a]	Aggregate Phantom Stock Units Outstanding at December 27, 2020 (#)[b]
Amanpal S. Bhutani	3,774	—
Robert E. Denham	3,774	37,274
Rachel Glaser	3,774	—
Hays N. Golden	3,774	—
Brian P. McAndrews	3,774	16,423
John W. Rogers, Jr.	3,774	—
Arthur Sulzberger, Jr.	3,774	—
Doreen Toben	3,774	80,533
Rebecca Van Dyck	3,774	—
(a)Includes aggregate number of unvested restricted stock units, including unvested restricted stock units credited to each non-employee director’s account in respect of cash dividends paid on the Class A stock in 2020. Additional unvested restricted stock units were credited to each non-employee director’s account in January 2021 in respect of the Company’s fourth quarter cash dividend. Pursuant to the terms of the 2020 Incentive Plan, Mr. Sulzberger, Jr.’s unvested 2020 restricted stock unit award was canceled as a result of his departure from the Board prior to the date of the 2021 Annual Meeting.
(b)    Prior to 2015, a discretionary grant of phantom Class A stock units was credited to each non-employee director’s account under the Directors’ Deferral Plan on the date of the Company’s annual meeting. Aggregate phantom stock units outstanding reflect grants prior to the termination of the Directors’ Deferral Plan in December 2014, and include amounts credited in 2020 in connection with dividend equivalents, which are initially held as cash and converted to phantom stock units as of the date of the Company’s next succeeding annual meeting. Cash accounts are also credited with interest at a market rate. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.
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DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective July 1, 2020, with an expiration date of July 1, 2021. The program was purchased at an annual cost of approximately $1.23 million. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, Chubb - ACE American Insurance Company, Travelers Casualty and Surety Company of America, Sompo - Endurance Assurance Corporation, Swiss Re - North American Specialty Insurance Company, CNA - Continental Casualty Company, Nationwide - National Casualty Company, Allied World Assurance Company (U.S.), Inc., Great American Insurance Company, Berkley Insurance Company - US and Beazley Insurance Company, Inc.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on this review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2020 Annual Report on Form 10-K.
Robert E. Denham, Chair
Rachel Glaser
Doreen Toben
Rebecca Van Dyck
Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:
•to drive performance through the achievement of short-term and long-term objectives;
•to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and
•to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2020 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”):
•A.G. Sulzberger, Chairman (effective January 1, 2021) and Publisher, The New York Times;
•Meredith Kopit Levien, President and Chief Executive Officer (effective September 8, 2020);
•Roland Caputo, Executive Vice President and Chief Financial Officer;
•Diane Brayton, Executive Vice President, General Counsel and Secretary;
•R. Anthony Benten, Senior Vice President, Treasurer and Chief Accounting Officer; and
•Mark Thompson, Retired President and Chief Executive Officer (effective September 8, 2020).
Ms. Kopit Levien became the Company’s President and Chief Executive Officer effective September 8, 2020, having previously served as Executive Vice President and Chief Operating Officer.
Following the departure of an executive, and in addition to her role as Executive Vice President, General Counsel and Secretary, Ms. Brayton served as Interim Executive Vice President, Talent & Inclusion from August 8, 2020, to January 10, 2021.
Executive Summary
Executive Compensation Governance
Key executive compensation practices are summarized below. We believe these practices promote good governance and align the interests of our executive officers with the interests of our stockholders.

What we DO:
•The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.
•Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the Chairman and Publisher and the Chief Executive Officer, final compensation decisions are approved by the independent members of our Board of Directors.
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•The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.
•At the direction of the Compensation Committee, management reaches out to significant stockholders periodically to solicit comments on executive compensation matters, and the Committee takes this stockholder feedback into account in designing executive compensation.
•Each year the Compensation Committee conducts a review of the Company’s executive compensation program to ensure that it does not create risks that are reasonably likely to have a material adverse effect on the Company.
•Performance-based cash and equity awards to executives are made under the Company’s current stockholder-approved incentive plan, which:
◦requires a one-year minimum vesting schedule for awards, with limited exceptions;
◦prohibits the repricing of any stock option or stock appreciation right without stockholder approval;
◦prohibits dividend-equivalent rights with respect to stock options and stock appreciation rights, and prohibits the payment of dividends and dividend equivalents with respect to unvested share-based awards;
◦does not provide for automatic vesting of awards in the event of a change in control; and
◦does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.
•The Company has in place meaningful stock ownership guidelines for its named executive officers to further align their interests with those of our stockholders.
•The Company’s executive officers are subject to a compensation recoupment or “clawback” policy that applies to performance-based cash and equity compensation.

What we DO NOT DO:
•The Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.
•The Company does not provide so-called tax “gross-ups” for its executive officers.
•The Company does not provide significant perquisites for executive officers.
Compensation Highlights
In 2020, the Company continued to focus on strategic goals intended to enhance long-term stockholder value, including further growth of our digital subscription base and innovation of our products.
In 2020, our paid digital subscription model, launched in 2011, reached an important milestone, with digital subscription revenues becoming the Company’s largest revenue stream. We ended 2020 with 6.7 million paid digital-only subscriptions, and revenues from our digital-only subscriptions increased 30% year-over-year to approximately $598 million. We had approximately 7.5 million total paid subscriptions to our products as of December 27, 2020, more than at any point in our history. We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and willingness of our readers to pay for high-quality journalism.
This extraordinary digital subscription growth was tempered by a decline in advertising revenues, accelerated in 2020 by the global Covid-19 pandemic.
During the year, we continued to make significant investments in our journalism, brand and products, while taking steps to position our organization for further growth. Management also continued to strengthen the Company’s liquidity position and debt profile in 2020 and as of December 27, 2020, the Company was debt-free.
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These efforts took place while we continued to maintain the highest standards of journalism, highlighted by numerous awards and accolades.
Details of our 2020 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 27, 2020.
In 2020, the key highlights with respect to the Company’s executive compensation program were as follows:
•2020 Incentive Plan: In April 2020, the Company’s stockholders approved a new equity compensation plan to replace a prior plan that terminated by its terms. The plan is designed to continue supporting the objectives of our executive compensation program, including to drive executives’ performance through the achievement of short-term and long-term objectives and align the interests of our executives with those of our stockholders. The plan, which is intended to facilitate effective corporate governance, reflects a number of best practices described above.
•Covid-19: During 2020, the Compensation Committee considered the impact of the Covid-19 pandemic on the Company’s executive compensation program, including the financial targets previously established under our annual incentive and long-term performance awards, but did not modify the previously established financial performance targets under these awards.
•Annual Incentive Compensation: The portion of 2020 annual incentive awards for our executive officers based on financial performance (an adjusted operating profit target) was earned at 104% of target. See “—Executive Compensation—Annual Incentive Compensation.”
•Long-Term Performance Award Program: Compensation for 2020 included a payout under the 2018-2020 long-term performance award program. The portion of the award based on cumulative adjusted operating profit (60% of the executives’ target award; half paid in Class A stock and half paid in cash) was earned at 75% of target, and the portion based on relative total stockholder return (40% of the executives’ target; payable in Class A stock) was earned at 200% of the target. See “—Executive Compensation—Long-Term Incentive Compensation.”
Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach
At our 2020 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2020.
Although Class A stockholders are not able to vote on the say-on-pay proposal, management engages in regular outreach to representatives of significant holders of our Class A common stock to solicit their feedback on executive compensation matters.
The Committee considers the results of the say-on-pay vote as well as the views of significant Class A stockholders in designing executive compensation.
Compensation of Meredith Kopit Levien, New President and Chief Executive Officer
On September 8, 2020, Meredith Kopit Levien, previously Executive Vice President and Chief Operating Officer, became the Company’s President and Chief Executive Officer. In connection with her appointment, Ms. Kopit Levien and the Company entered into an employment agreement, dated as of July 21, 2020 (the “Employment Agreement”). Ms. Kopit Levien‘s compensation arrangements were the result of arm‘s-length negotiations. In negotiating and approving Ms. Kopit Levien’s compensation, the Board was advised by Exequity, the Compensation Committee’s independent compensation consultant. In developing the compensation arrangement, the Committee considered the same executive compensation objectives used for our other executives and sought to develop a market-competitive package that would offer meaningful incentives for successfully achieving positive results for the Company’s stockholders. The Employment Agreement has an initial term through January 1, 2023, with an “evergreen” renewal provision whereby, on each January 1, an additional one year will be added to the term so that it will always be at least two to three years in duration.
Under the terms of her Employment Agreement, Ms. Kopit Levien is entitled to the following compensation:
•Annual Base Salary. Ms. Kopit Levien’s annual base salary was initially set at $900,000.
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•Incentive Compensation. Ms. Kopit Levien continues to be eligible to participate in the Company’s annual incentive plan and its long-term incentive compensation program, with targets set annually by the Compensation Committee of the Board and independent Board members, in consultation with the other non-management directors. Her 2020 annual incentive plan target was 100% of her prorated annual base salary, and her 2021 annual incentive plan target is similarly 100% of her annual base salary. Under the long-term incentive program, her total targeted amount for the 2020-2022 performance cycle was increased from $1,000,000 to $2,600,000, and her total targeted amount for the 2021-2023 performance cycle is $3,200,000.
•Severance Benefits. In the event Ms. Kopit Levien’s employment is terminated by the Company without “cause” or she resigns for “good reason,” in each case, as defined in the Employment Agreement, or if the term of her employment expires following a notice on non-extension from the Company, she will generally be entitled to receive (i) an amount equal to 1.25 times the sum of her base salary and target annual incentive award, and (ii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by her for up to 15 months after termination.
•Benefits. Ms. Kopit Levien continues to be eligible to participate in the same benefit plans in which she was previously eligible to participate, in accordance with their terms and on the same basis as other senior executives.
Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. Each year, the Committee approves the compensation for the Company’s executive officers other than the Chairman and Publisher and the Chief Executive Officer, for whom final compensation decisions are made by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally reviews employee compensation matters with management. Our human resources, legal, controller and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, and the review of market data and other information about relevant market practices. In addition, the Committee has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures” on page 31.
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Components of Compensation
To achieve our compensation objectives, the Committee structured 2020 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

Pay Component	Structure and Intended Purpose
Fixed
Salary	Fixed cash component designed to compensate individual for role and scope of responsibilities.
Variable or “at risk”
Annual incentive compensation, consisting of performance-based cash awards	Performance-based awards payable in cash designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to the Company’s budgeted adjusted operating profit objective for the year, as well as individual operational and strategic goals. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility. See “—Executive Compensation—Annual Incentive Compensation.”
Long-term incentive compensation, consisting of performance-based cash and stock awards	Performance-based awards payable in cash and shares of Class A stock designed to reinforce the relationship between pay and performance by linking compensation to the achievement of three-year performance goals based on adjusted operating profit and relative total stockholder return. Target payouts are set at specific amounts of cash and shares, with higher targets for individuals with greater responsibility.
Other benefits
●
Employee benefit plans available to substantially all employees, including medical, life insurance and disability plans, and a Company 401(k) Plan that provides a match on employee contributions and discretionary profit-sharing contributions.

●
Certain executives are participants in two unfunded non-qualified defined contribution plans, one of which was frozen as of December 31, 2013, and two unfunded non-qualified defined benefit plans that were frozen as of December 31, 2009.

The following charts show the components of 2020 target compensation established for Ms. Kopit Levien, our CEO, and our other named executive officers (excluding Mr. Thompson, who retired in September 2020), as well as the percentage of total variable or “at risk” compensation:

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Key Factors in Setting Compensation
In setting or recommending an executive’s compensation, the Committee evaluates each of the following factors:
•Benchmarking—Each year, the Committee reviews an analysis of executive compensation levels and practices for each executive prepared by Exequity. In December 2019, in preparation for its decision-making regarding 2020 compensation levels, the Committee reviewed each element of target total compensation in relation to a peer group of 19 companies listed below, which operate in the journalism, media and digital industries. Where peer group data was unavailable due to limited matches or lack of comparability, the Committee reviewed data provided from the Willis Towers Watson 2019 Media Executive Compensation Survey, which includes 61 companies that fit within an all-media industry category.

AMC Networks	Meredith Corporation	The E.W. Scripps Company
Discovery, Inc.	News Corporation	Tribune Media Company
Gannett Co., Inc.	Nexstar Media Group, Inc.	Tribune Publishing Company
Hearst Corporation	Scholastic Corporation	Turner Broadcasting System, Inc.
IAC/InterActiveCorp	Sinclair Broadcast Group, Inc.	Yelp Inc.
John Wiley & Sons, Inc.	TEGNA Inc.	Zillow Group, Inc.
j2 Global, Inc.
In setting compensation for executives, the Committee reviews, among other factors, target total compensation for the Company’s executives in relation to the peer group’s 50th percentile. Individual total target compensation may be higher or lower than the 50th percentile based on a number of factors, including experience and tenure, retention and succession planning considerations, challenges in matching a particular role at the Company to market data and year-to-year swings in the benchmark data.
•Performance—The Committee ties a substantial portion of each named executive officer’s compensation to Company performance, as well as a portion to individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive compensation that reinforces the relationship between pay and performance by linking compensation to the achievement of important short- and long-term Company performance targets. These targets are set by the Committee in advance based on the Company’s objectives as set out in its operating budget and long-term projections. Executives with a greater responsibility for the development of the Company’s strategic plan and its successful execution have a greater portion of their total compensation delivered in variable, performance-based compensation.
For Mr. Caputo and Ms. Brayton, the Committee took into consideration Ms. Kopit Levien’s review of their performance during the year. For Mr. Benten, the Committee took into consideration Mr. Caputo’s review of his performance during the year.
•Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect achievement of individual objectives.
•Tally Sheets—The Committee also reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.”
At the completion of this review, the Committee concluded that the compensation to be paid to executives in 2020 was appropriate and reasonable in light of the factors discussed above.
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Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on the achievement of specific incentive targets that are directly linked to short- or long-term performance objectives. Performance is measured against the Company’s annual operating budget and three-year plan, which are developed and submitted to the Board by management at the beginning of each year and are based on an assessment of the state of the business and the industry at that time, as well as expectations regarding annual and long-term performance. The annual operating budget and three-year plan set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue, expense projections and investment initiatives.
Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
The Company’s annual operating budget and three-year plan are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events. In addition, these financial performance targets were established at the beginning of the year, prior to the onset of the Covid-19 pandemic. During 2020, the Compensation Committee considered the impact of Covid-19 on our executive compensation program, but did not modify these targets.
Executive Compensation
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance. For 2020, the Committee reviewed executive officer salaries and made certain adjustments based on the Committee’s consideration of these factors. Upon her appointment as President and Chief Executive Officer, effective September 8, 2020, Ms. Kopit Levien’s salary increased from approximately $808,000 to $900,000 pursuant to her Employment Agreement. The salaries paid to our named executive officers during 2020 appear in column (c) of the Summary Compensation Table.
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Annual Incentive Compensation
In February 2020, the Compensation Committee set 2020 annual incentive targets for all executives, including the named executive officers, as a percentage of salary. The target percentages were set taking into account a number of factors, including prevailing external practices, the Committee’s consideration of the nature of the position and internal pay equity concerns. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 45% to 100% of base salary.
The Committee structured 2020 annual incentive compensation, payable in cash, for executives, including the named executive officers, as follows:

2020 Annual Incentive Compensation
Component	Measure	Percentage
Financial target	Adjusted Operating Profit[1]	75%
Individual target	Assessment of achievement measured against predetermined operational and strategic goals	25%
1.Adjusted Operating Profit is defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and multiemployer pension plan withdrawal costs), adjusted to exclude the effect of any acquisitions and dispositions.
Financial Component
The Committee believes that adjusted operating profit is a valuable measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and thus serves to align the interests of our executives with those of our stockholders.
The performance level for a 100% payout of the financial component was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale.
Our 2020 budget, and as a result, the financial performance target, took into account, among other factors, a projected challenging print advertising environment and planned investment in various initiatives. However, because it was established at the beginning of the year, prior to the onset of the Covid-19 pandemic, the financial performance target did not take into account the potential impact of Covid-19 on our business. During 2020, the Compensation Committee considered the potential impact of Covid-19 on annual incentive compensation and did not modify the previously established financial performance target. The Company’s actual 2020 adjusted operating profit resulted in a payout of 104% for the portion of the annual incentive awards based on financial performance.
The following table sets out the 2020 adjusted operating profit targets and achievement level.

2020 Financial Performance Component
(dollars in thousands)	Threshold (10%) Payout ($)	Target (100%) Payout ($)	Maximum (200%) Payout ($)	2020 Actual ($)	Resulting Payout Percentage
Adjusted operating profit[1]	208,369	248,369	288,369	250,617	104%
1.See Appendix A for the calculation of 2020 adjusted operating profit.
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Individual Component
As noted above, 25% of the annual incentive award was based upon an assessment of the executive’s individual achievement with respect to operational and strategic goals. In its review, the Committee took into account each executive’s responsibility for the Company’s overall performance, as well as, for Mr. Benten, Mr. Caputo’s recommendation, and for Mr. Caputo and Ms. Brayton, Ms. Kopit Levien’s recommendation. In particular, the Committee took into account (i) for Mr. Sulzberger, Ms. Kopit Levien and Mr. Thompson (for his period of service in 2020), their success in ensuring a smooth leadership transition and providing continued strategic direction for the Company and its culture, particularly during a year that was significantly affected by the Covid-19 pandemic; (ii) for Mr. Caputo, his substantial contributions as chief financial officer during the year, including adapting the organization, both financially and operationally, to the Covid-19 pandemic; (iii) for Ms. Brayton, her significant contributions during the year as general counsel of a continually evolving organization, as well as her interim leadership of the Company’s human resources function during the second half of the year; and (iv) for Mr. Benten, his valuable contributions to the organization during the year, including the successful completion of initiatives related to the Company’s pension obligations and real estate.
The Committee assessed the individual achievement of each of the named executive officers as follows:

Name	Individual Achievement
A.G. Sulzberger	130%
Meredith Kopit Levien	130%
Roland Caputo	135%
Diane Brayton	135%
R. Anthony Benten	125%
Mark Thompson	130%

Resulting 2020 Annual Incentive Payouts
The following table sets out, for each named executive officer, the 2020 base annual salary and the 2020 target, potential maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2020 base salary.

Name	Target ($)[1] (% of base salary)		Potential Maximum ($) (% of base salary)		Actual ($) (% of base salary)
A.G. Sulzberger	$610,034	100%	$1,220,068	200%	$674,088	110%
Meredith Kopit Levien[2]	$834,070	100%	$1,668,140	200%	$921,647	102%
Roland Caputo	$628,998	100%	$1,257,996	200%	$702,905	111%
Diane Brayton	$409,310	70%	$818,620	140%	$457,404	78%
R. Anthony Benten	$203,758	45%	$407,516	90%	$222,606	49%
Mark Thompson[3]	$735,044	100%	$1,470,088	200%	$812,224	109%
1.Amounts above reflect any changes in base salary during the year.
2.As noted above, in connection with her appointment as President and Chief Executive Officer effective September 8, 2020, and pursuant to her Employment Agreement, Ms. Kopit Levien’s base salary increased. The table reflects her increased salary and prorated incentive target amount.
3.Mr. Thompson, who retired as President and Chief Executive Officer effective September 8, 2020, was entitled to a prorated portion of the payouts, based on the period worked until his retirement. The actual payouts presented in this table for Mr. Thompson have been prorated to reflect his retirement.
2021 Annual Incentive Compensation
The Committee structured 2021 annual cash incentive compensation for executives based on a similar allocation of 75% for financial performance and 25% for individual goals. Performance targets will again be based on adjusted operating profit, and the Committee has set target amounts for each executive officer as a percentage of base salary.
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Long-Term Incentive Compensation
The Committee makes annual awards under a long-term incentive compensation program that provides executives the opportunity to earn cash and shares of Class A stock at the end of three-year performance cycles based on the achievement of specified performance goals. The Committee believes this program aligns the interest of executives with the fulfillment of our long-term strategic objectives and rewards them in relation to the achievement of these goals.
In 2020, long-term incentive compensation consisted of the grant of long-term performance-based awards for the 2020-2022 performance cycle and the payout of the 2018-2020 long-term performance-based awards.
Long-Term Performance Awards for 2020-2022
For the 2020-2022 performance cycle, long-term awards are based on the achievement of specified goals under two performance measures:
•Cumulative adjusted operating profit: represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and
•Relative total stockholder return, or “TSR,” of the Company: represents 40% of an executive’s target award and is paid entirely in Class A stock. This metric, referred to as “Relative TSR,” compares the Company’s TSR over the three-year period relative to the TSR of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period.
The components of the long-term performance awards are illustrated below:
Adjusted Operating Profit Component
The Committee believes that adjusted operating profit is a strong reflection of the Company’s underlying operating performance. The selection of this financial measure for the three-year performance cycle is intended to focus management on normalized operating profit, which allows the Company to make critical investments in its long-term growth strategy. This metric is a valuable measure of performance for compensation purposes because it facilitates comparisons of historical operating performance on a consistent basis and is often used by investors, analysts and others.
For the adjusted operating profit component, the performance level for a 100% payout was set in connection with the Company’s three-year plan, which is developed and submitted to the Board by management at the beginning of each year and based on an assessment of the state of the business and the industry at that time, as well as expectations regarding the Company’s long-term adjusted operating profit performance. However, because it was established at the beginning of the year, prior to the onset of the Covid-19 pandemic, the financial performance target did not take into account the potential impact of Covid-19 on our business. During 2020, the Compensation
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Committee considered the impact of Covid-19 on our executive compensation program and did not modify targets with respect to the 2020-2022 long-term performance awards.
For the adjusted operating profit component of the awards, potential payouts range from zero to 200% of target based upon a predetermined performance scale.
Relative TSR Component
The Committee believes that the Relative TSR metric encourages management to focus on the Company’s overall performance and value creation for its stockholders over a longer-term (three-year) period and provides an appropriate balance to the internally focused adjusted operating profit metric. In selecting a performance peer group for the Company’s Relative TSR metric, the Committee considered several criteria, including the importance of measurement against companies that compete with the Company, the size and number of companies within the benchmarking group, the reputation and credibility of companies in the group, and the relevance of those companies to the Company’s business. The Committee concluded that the use of the Standard & Poor’s 500 Stock Index satisfies key criteria: the index itself is highly reputable, including the largest U.S. companies by market capitalization; information about index performance is widely available; it includes competitor companies; and the number of companies is large enough as to minimize the possibility that relative performance would be distorted by consolidation or unusual performance by a small number of companies.
For the Relative TSR component of the awards, potential payouts range from zero to 200% of the target amount of shares based on the percentile ranking of the Company’s TSR compared with that of each company in the index, as follows:

TSR	Payout as Percentage of Target
75th percentile or above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
Payout percentages are interpolated between performance levels. If the Company’s TSR for the three-year performance period is below the 25th percentile, the participating executives will not receive any portion of the award based on TSR.
Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s TSR is negative over the performance period, regardless of the Company’s percentile ranking. Further, the total value of the award to be paid in Class A stock (i.e., the number of shares earned multiplied by the fair market value of the Class A stock on the date of the distribution) cannot exceed 400% of the dollar amount of the target award opportunity related to such share-based award.

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Potential Awards
The following table shows the target and maximum potential awards of cash and shares of Class A stock for the 2020-2022 performance cycle for each of the named executive officers. The target share amounts were calculated by dividing the target dollar value by a fair value estimated using the average stock price over the 20 trading days prior to the grant date.

		Target			Maximum
Name	Metric	Shares (#)	Cash Value ($)	Total Target Value ($)	Shares (#)	Cash Value ($)	Total Target Value ($)
A.G. Sulzberger	Adjusted Operating Profit (Cash)		360,000	360,000		720,000	720,000
	Adjusted Operating Profit (Shares)	9,813		360,000	19,626		720,000
	Relative TSR (Shares)	14,509		480,000	29,018		960,000
	Total $ Value			1,200,000			2,400,000
Meredith Kopit Levien[1]	Adjusted Operating Profit (Cash)		780,000	780,000		1,560,000	1,560,000
	Adjusted Operating Profit (Shares)	19,164		780,000	38,328		1,560,000
	Relative TSR (Shares)	26,976		1,040,000	53,952		2,080,000
	Total $ Value			2,600,000			5,200,000
Roland Caputo	Adjusted Operating Profit (Cash)		300,000	300,000		600,000	600,000
	Adjusted Operating Profit (Shares)	8,178		300,000	16,356		600,000
	Relative TSR (Shares)	12,328		400,000	24,656		800,000
	Total $ Value			1,000,000			2,000,000
Diane Brayton	Adjusted Operating Profit (Cash)		160,500	160,500		321,000	321,000
	Adjusted Operating Profit (Shares)	4,375		160,500	8,750		321,000
	Relative TSR (Shares)	6,595		214,000	13,190		428,000
	Total $ Value			535,000			1,070,000
R. Anthony Benten	Adjusted Operating Profit (Cash)		60,000	60,000		120,000	120,000
	Adjusted Operating Profit (Shares)	1,636		60,000	3,272		120,000
	Relative TSR (Shares)	2,466		80,000	4,932		160,000
	Total $ Value			200,000			400,000
Mark Thompson[2]	Adjusted Operating Profit (Cash)		1,050,000	1,050,000		2,100,000	2,100,000
	Adjusted Operating Profit (Shares)	28,622		1,050,000	57,244		2,100,000
	Relative TSR (Shares)	43,147		1,400,000	86,294		2,800,000
	Total $ Value			3,500,000			7,000,000

1.As noted above, in connection with her appointment as President and Chief Executive Officer effective September 8, 2020, and pursuant to her Employment Agreement, Ms. Kopit Levien’s total targeted amount for the 2020-2022 performance cycle was increased from $1,000,000 to $2,600,000. This table includes the additional grant she received in connection with this appointment.
2.Mr. Thompson retired from the Company effective September 8, 2020. Under the terms of the 2020-2022 long-term performance awards, Mr. Thompson will be entitled to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of 2020-2022 long-term performance awards are made to other executives.
Long-Term Performance Awards for 2018-2020
For the 2018-2020 long-term performance cycle, potential payouts were based on the achievement of specified goals under the same two performance measures described above with respect to the 2020-2022 awards:
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•Cumulative adjusted operating profit: represented 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and
•Relative TSR: represented 40% of an executive’s target award and payable in Class A stock.
Cumulative Adjusted Operating Profit Component
For this component, potential payouts could range from zero to 200% based upon performance against predetermined targets. The following table sets out the cumulative adjusted operating profit targets and achievement level for the 2018-2020 long-term performance cycle:

Measure	Cumulative ($) (in thousands)
Threshold adjusted operating profit (0% payout below threshold)	712,300
Target adjusted operating profit (100% payout)	812,300
Maximum adjusted operating profit (200% payout)	912,300
Actual adjusted operating profit[1]	761,555
1.See Appendix A for the calculation of adjusted operating profit for 2018-2020.
The Company’s achievement of 2018-2020 cumulative adjusted operating profit resulted in a payout of the portion of the award based on adjusted operating profit at 75% of target.
Relative TSR Component
The Company’s TSR for 2018-2020 was 167.96%, which ranked in the 97th percentile relative to the companies in Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, the payout of the portion of the 2018-2020 award based on Relative TSR was at 200% of target.
As described above, the terms of the long-term performance awards provide that the value of the award to be paid in Class A stock cannot exceed 400% of the dollar amount of the target award opportunity related to such share-based award. With respect to the 2018-2020 long-term performance awards, the significant increase in the price of the Company’s Class A stock from the grant date through February 22, 2021 (the date used to determine the value of the share-based award) would have caused the total value of the portion of the award based on relative TSR to exceed 400% of the dollar amount of the target award opportunity. Therefore, the number of shares distributed that were based on relative TSR was reduced to reflect the application of this limit.
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Resulting 2018-2020 Long-Term Performance Payout
The following table shows the target potential payments and the actual awards earned based on results over the 2018-2020 long-term performance cycle.

		Target			Actual
Name	Metric	Shares (#)	Cash Value ($)	Total Target Value[1] ($)	Shares (#)	Cash Value ($)	Total Award Value[2] ($)
A.G. Sulzberger	Adjusted Operating Profit (Cash)		135,000	135,000		101,250	101,250
	Adjusted Operating Profit (Shares)	5,705		135,000	4,279		221,395
	Relative TSR (Shares)	7,607		180,000	13,915		719,962
	Total	13,312	135,000	450,000	18,194	101,250	1,042,607
Meredith Kopit Levien	Adjusted Operating Profit (Cash)		300,000	300,000		225,000	225,000
	Adjusted Operating Profit (Shares)	12,678		300,000	9,509		491,996
	Relative TSR (Shares)	16,904		400,000	30,923		1,599,956
	Total	29,582	300,000	1,000,000	40,432	225,000	2,316,952
Roland Caputo	Adjusted Operating Profit (Cash)		160,767	160,767		120,575	120,575
	Adjusted Operating Profit (Shares)	6,910		160,767	5,182		268,117
	Relative TSR (Shares)	9,214		214,356	16,571		857,384
	Total	16,124	160,767	535,890	21,753	120,575	1,246,076
Diane Brayton	Adjusted Operating Profit (Cash)		120,000	120,000		90,000	90,000
	Adjusted Operating Profit (Shares)	5,071		120,000	3,803		196,767
	Relative TSR (Shares)	6,762		160,000	12,369		639,972
	Total	11,833	120,000	400,000	16,172	90,000	926,739
R. Anthony Benten	Adjusted Operating Profit (Cash)		60,000	60,000		45,000	45,000
	Adjusted Operating Profit (Shares)	2,536		60,000	1,902		98,409
	Relative TSR (Shares)	3,381		80,000	6,184		319,960
	Total	5,917	60,000	200,000	8,086	45,000	463,369
Mark Thompson[3]	Adjusted Operating Profit (Cash)		900,000	900,000		606,387	606,387
	Adjusted Operating Profit (Shares)	38,035		900,000	25,627		1,325,941
	Relative TSR (Shares)	50,713		1,200,000	83,341		4,312,063
	Total	88,748	900,000	3,000,000	108,968	606,387	6,244,391
1.The “Total Target Value” reflects the value of the Adjusted Operating Profit Shares and Relative TSR Shares at the average stock price over the 20 trading days prior to the grant date. The “Total Target Value” for Mr. Caputo also includes an additional grant awarded upon his promotion in April 2018. This portion of the grant awarded on April 30, 2018, reflects a 20-day average share price of $22.78.
2.The “Total Award Value” reflects the value of the Adjusted Operating Profit Shares and Relative TSR Shares at vesting (calculated using $51.74, the closing price on February 22, 2021). The table reflects the application of the 400% limit on the value of the portion of the award that is based on Relative TSR.
3.Mr. Thompson retired from the Company effective September 8, 2020. Under the terms of the 2018-2020 long-term performance awards, Mr. Thompson was entitled to a prorated portion of the payouts, based on the period worked until his retirement. The actual payouts presented in this table for Mr. Thompson have been prorated to reflect his retirement.
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Long-Term Incentive Compensation for 2021-2023
The Committee structured 2021-2023 long-term incentive compensation as a similar opportunity for executives to earn cash and shares of Class A stock at the end of the three-year performance cycle, with payout tied to the achievement of performance-based goals, again based on cumulative adjusted operating profit and Relative TSR.

Other Elements of Executive Compensation
All executives are eligible to participate in the Company 401(k) Plan, and certain executives, including certain named executive officers, are participants in The New York Times Company Supplemental Executive Savings Plan (the “SESP”) and The New York Times Company Savings Restoration Plan (the “Restoration Plan”). These two unfunded non-qualified defined contribution plans are intended to supplement retirement income to certain employees whose contributions to the Company 401(k) Plan are subject to limitation under the Internal Revenue Code. The SESP was frozen effective December 31, 2013. Our executives, including certain of the named executive officers, historically also participated in The New York Times Company Supplemental Executive Retirement Plan (the “SERP I”) or The New York Times Company Executive Unfunded Plan II (“SERP II,” and collectively with SERP I, the “SERPs”), non-qualified defined benefit plans intended to supplement the retirement income payable under The New York Times Companies Pension Plan (the “Pension Plan”). Finally, one named executive officer participated in the Newspaper Guild of New York—The New York Times Pension Plan (the “Guild Pension Plan”). Effective December 31, 2009, the Pension Plan and the SERPs, as well as several other defined benefit plans, were frozen, and the Guild Pension Plan was frozen effective December 31, 2012. Effective December 31, 2018, the Guild Pension Plan was merged into the Pension Plan. For a further discussion of these plans, please see “—Pension Benefits” and “—Nonqualified Deferred Compensation.”
We provide certain limited perquisites to our executive officers. Perquisites provided in 2020 consisted of financial planning services to certain executive officers and, for Ms. Kopit Levien, reimbursement of legal costs attributable to the negotiation of her Employment Agreement.
Recoupment of Compensation
The Company has a policy on recoupment of performance-based cash and equity compensation awards in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “Board of Directors and Corporate Governance—Clawback Policy.”
Stock Ownership Guidelines
The named executive officers are subject to minimum stock ownership guidelines. These guidelines require that the Chairman and Publisher and the Chief Executive Officer own shares of the Company’s Class A stock equal in value to five times his or her annual base salary, and the other named executive officers own shares of Class A stock equal in value to two times their annual base salary. These guidelines are described above under “Board of Directors and Corporate Governance—Director and Executive Stock Ownership Guidelines.”
In addition, the Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code limits the deductibility for the Company’s income tax purposes of compensation in excess of $1 million per year paid to “covered employees” (generally, the executive officers named in the “Summary Compensation Table”). Prior to the tax legislation enacted at the end of 2017, performance-based compensation meeting specified requirements was exempt from this deduction limit. Beginning in 2018, however, pursuant to the foregoing tax legislation, the performance-based compensation exemption is no longer available and, accordingly, compensation in excess of $1 million per year paid to “covered employees,” including any compensation paid pursuant to the 2020 annual incentive awards and 2018-2020 long-term performance awards, is not deductible for income tax purposes.

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Summary Compensation Table
The following table provides information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers and our retired Chief Executive Officer. For a complete understanding of the table, please read the footnotes that accompany the table as well as the “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
A.G. Sulzberger, Chairman and Publisher, The New York Times[5]	2020	609,924		945,871	—	775,338	7,562	84,391	2,423,086
	2019	590,693	—	616,029	—	792,605	7,489	68,497	2,075,313
	2018	542,649	—	457,645	—	435,864	136	52,397	1,488,691
Meredith Kopit Levien, President and Chief Executive Officer[6]	2020	832,968	—	2,232,818	—	1,146,647	4,653	155,104	4,372,190
	2019	787,909	—	737,634	—	1,455,085	3,255	128,010	3,111,893
	2018	765,649	—	1,016,976	—	1,162,519	1,688	122,147	3,068,979
Roland Caputo, Executive Vice President and Chief Financial Officer[7]	2020	628,659	—	769,492	—	823,480	323,794	74,481	2,619,906
	2019	584,800	—	553,239	—	677,702	616,372	65,576	2,497,689
	2018	499,664	—	532,070	—	467,460	1,872	85,419	1,586,485
Diane Brayton, Executive Vice President, General Counsel and Secretary	2020	584,623	—	411,652	—	547,404	37,801	123,287	1,704,767
	2019	562,417	—	339,313	—	632,369	43,264	64,068	1,641,431
	2018	487,677	—	406,802	—	428,992	760	53,684	1,377,915
R. Anthony Benten, Senior Vice President, Treasurer and Chief Accounting Officer[8]	2020	452,715	—	153,928	—	267,606	488,293	45,871	1,408,413

Mark Thompson, Retired President and Chief Executive Officer[9]	2020	792,948	—	2,693,146	—	1,418,611	11,013	146,767	5,062,485
	2019	1,050,546	—	2,212,908	—	2,715,624	8,936	156,092	6,144,106
	2018	1,020,865	—	3,050,996	—	1,895,446	5,670	165,506	6,138,483

1.In accordance with SEC proxy disclosure rules, included in the “Stock Awards” column for 2020 are the grant date fair values of the stock-settled portion of the 2020-2022 performance awards made during 2020.
For a discussion of the assumptions used in computing the valuations reflected in this table, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 14 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020.
The grant date fair value of the stock-settled awards is estimated for purposes of the accounting expense and may not represent the actual value of the shares that will be realized upon payout of the award at the end of the three-year performance period. For each of 2020 and 2019, the Committee granted the stock-settled portion of the long-term performance awards based on Relative TSR effective the first day of the fiscal year (the first day of the three-year performance period), compared with 2018, in which grants were made in mid-February. This change
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was intended to more closely align the grant date fair value calculated for accounting purposes with the target value of the award.
The grant date fair value of the stock-settled portion of long-term performance awards included in the table is based upon the achievement of target-level performance. As described in “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation,” payouts for long-term performance awards can range from 0% to 200%. Assuming the achievement of maximum-level performance, the grant date fair value of the portion of the performance awards based on adjusted operating profit (but not the portion based on Relative TSR) would be as follows: Mr. Sulzberger, $720,000; Ms. Kopit Levien, $1,560,000; Mr. Caputo, $600,000; Ms. Brayton, $321,000; Mr. Benten, $120,000; and Mr. Thompson, $2,100,000.
See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for further information on the performance awards.
Mr. Thompson retired from the Company effective September 8, 2020. Included in the “Stock Awards” column for Mr. Thompson is the grant date fair value of the stock-settled portion of the performance award for each year. Under the terms of the 2018-2020, 2019-2021 and 2020-2022 long-term performance awards (granted in 2018, 2019 and 2020, respectively), he is entitled only to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of such long-term performance awards are made to other executives.
2.The “Non-Equity Incentive Plan Compensation” column for 2020 reflects payments in connection with our annual incentive awards and the cash-settled portion of long-term performance awards as follows:

Name	Annual Incentive Awards (2020)	Long-Term Performance Cash Award (2018-2020 Cycle)
A.G. Sulzberger	$674,088	$101,250
Meredith Kopit Levien	$921,647	$225,000
Roland Caputo	$702,905	$120,575
Diane Brayton	$457,404	$90,000
R. Anthony Benten	$222,606	$45,000
Mark Thompson[1]	$812,224	$606,387
1.Mr. Thompson retired from the Company effective September 8, 2020. Under the terms of these awards, Mr. Thompson was entitled to a prorated portion of the payouts, based on the period worked until his retirement. The payouts presented in the table for Mr. Thompson have been prorated to reflect his retirement.
Long-term performance awards for 2018-2020 also included a stock-settled component that is reflected under “Stock Awards” for 2018, the year of grant. See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for information on the aggregate stock and cash payouts of long-term performance awards for the 2018-2020 performance cycle.
3. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2020 includes the aggregate increase in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and SERPs, as applicable, accrued during 2020 as follows: Mr. Sulzberger, $6,375; Mr. Caputo, $320,221; Ms. Brayton, $35,805; and Mr. Benten, $485,366. Ms. Kopit Levien and Mr. Thompson do not participate in the Pension Plan or the SERPs.
The increases in actuarial present value are for the most part a function of the assumed discount rate and changes in mortality tables from time to time. As the pension benefit may only be paid in the form of an annuity, and not as a lump sum, a change in the present value has no impact on the amount an individual will receive. The Company froze the Pension Plan and the SERPs effective December 31, 2009, and accordingly, the anticipated future annual payments under the Pension Plan to Messrs. Sulzberger, Caputo and Benten and Ms. Brayton, and the SERP payments to Mr. Caputo and Ms. Brayton, as applicable, have not increased since that date.
The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 31, 2020, of 2.61% for the Pension Plan and 2.40% and 2.39%, respectively, for SERP I and SERP II, and a discount rate as of December 31, 2019, of 3.29% for the Pension Plan and 3.17% and 3.18% respectively, for SERP
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I and SERP II. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column also includes the above-market interest credited to each named executive officer’s account for calendar year 2020 under the terms of the Restoration Plan as follows: Mr. Sulzberger, $1,187; Ms. Kopit Levien, $4,653; Mr. Caputo, $3,573; Ms. Brayton, $1,996; Mr. Benten, $2,927; and Mr. Thompson, $11,013.
Under the terms of the Restoration Plan, participants’ accounts are credited with interest based on the yield of the Barclays Capital Long Credit Index, or a successor index. The interest rate for 2020 was 3.62%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments is included in the above table. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the Restoration Plan. The same interest rate as applied to the Restoration Plan applied to the named executive officers’ accounts under the SESP, but for the reasons discussed below in footnote 4, this column does not reflect any portion of the interest credited to the SESP account.
4.    The table below shows the 2020 components of the “All Other Compensation” column, which include perquisites, Company contributions to the Company 401(k) Plan and the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”) and life insurance premiums.

Name	Perquisites[a]	Contributions to Savings Plans[b]	Life Insurance Premiums[c]	Other[d]
A.G. Sulzberger	$—	$82,884	$1,507	$—
Meredith Kopit Levien	$38,345	$115,120	$1,640	$—
Roland Caputo	$—	$72,981	$1,500	$—
Diane Brayton	$—	$67,648	$1,445	$54,194
R. Anthony Benten	$—	$44,753	$1,119	$—
Mark Thompson	$15,000	$129,935	$1,833	$—
(a)Amounts for Ms. Kopit Levien and Mr. Thompson consist of the incremental cost to the Company of financial planning services in 2020. In addition, the amount for Ms. Kopit Levien includes reimbursement of $23,345 in legal costs attributable to negotiation of her Employment Agreement.
(b)Amounts represent Company matching contributions (up to Internal Revenue Service limits) with respect to named executive officers’ deferrals to the Company 401(k) Plan, a discretionary profit-sharing contribution to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.”
(c)We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.
(d)On August 8, 2020, following the departure of an executive, and in addition to her existing role, Ms. Brayton was appointed Interim Executive Vice President, Talent & Inclusion. Ms. Brayton received a cash payment calculated at the rate of $10,000 per month beginning July 15, 2020 and through 2020, for her service in this additional interim role. This payment was made in January 2021 at the conclusion of her interim service.
The “All Other Compensation” column does not reflect credits to the accounts of Messrs. Caputo, Benten and Thompson for their participation in the SESP. The SESP was frozen effective December 31, 2013. Under the terms of the SESP, each participant’s notional account is credited with interest annually. The SESP provides that in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant with a SERP I benefit retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to the accounts of Messrs. Caputo, Benten and Thompson during 2020, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a
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description of amounts payable to the named executive officers under the Pension Plan, the SERPs and the SESP, assuming a retirement on December 27, 2020, the last day of our 2020 fiscal year.
5.    Mr. Sulzberger was appointed Chairman effective January 1, 2021.
6.     Ms. Kopit Levien was appointed President and Chief Executive Officer effective September 8, 2020, having previously served as the Company’s Executive Vice President and Chief Operating Officer. Amounts included in the table reflect an increase in Ms. Kopit Levien’s base salary and increases in her annual and long-term incentive award targets in connection with this appointment.
7.     In connection with his service as Interim Chief Financial Officer effective March 1, 2018, Mr. Caputo received a cash payment, calculated at the rate of $14,000 per month, for the period during which he served in this position. This payment, which totaled $27,139, is included within the amount under column (i) for 2018. Mr. Caputo was subsequently appointed Chief Financial Officer effective April 30, 2018.
8.    Mr. Benten was not a named executive officer prior to 2020 and, as a result, only his 2020 compensation information is being disclosed in this table.
9.    Mr. Thompson retired from the Company effective September 8, 2020.
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Grants of Plan-Based Awards
The table below summarizes grants of annual incentive awards and long-term performance awards to our named executive officers during the 2020 fiscal year. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)[5]
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)[1]	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
A.G. Sulzberger	2/25/20[2]	45,753	610,034	1,220,068
	2/25/20[3]	180,000	360,000	720,000
	12/30/19[4]				3,698	12,328	24,656
	2/25/20[4]				5,561	11,994	23,988
	Total				9,259	24,322	48,644		945,871
Meredith Kopit Levien	2/25/20[2]	62,555	834,070	1,668,140
	2/25/20[3]	150,000	300,000	600,000
	12/30/19[4]				3,698	12,328	24,656
	2/25/20[4]				4,089	8,178	16,356
	9/8/20[3]	240,000	480,000	960,000
	9/8/20[4]				9,887	25,634	51,268
	Total				17,674	46,140	92,280		2,232,818
Roland Caputo	2/25/20[2]	47,175	628,998	1,257,996
	2/25/20[3]	150,000	300,000	600,000
	12/30/19[4]				3,698	12,328	24,656
	2/25/20[4]				4,089	8,178	16,356
	Total				7,787	20,506	41,012		769,492
Diane Brayton	2/25/20[2]	30,698	409,310	818,620
	2/25/20[3]	80,250	160,500	321,000
	12/30/19[4]				1,979	6,595	13,190
	2/25/20[4]				2,188	4,375	8,750
	Total				4,167	10,970	21,940		411,652
R. Anthony Benten	2/25/20[2]	15,282	203,758	407,516
	2/25/20[3]	30,000	60,000	120,000
	12/30/19[4]				740	2,466	4,932
	2/25/20[4]				818	1,636	3,272
	Total				1,558	4,102	8,204		153,928
Mark Thompson[6]	2/25/20[2]	55,128	735,044	1,470,088
	2/25/20[3]	525,000	1,050,000	2,100,000
	12/30/19[4]				12,944	43,147	86,294
	2/25/20[4]				14,311	28,622	57,244
	Total				27,255	71,769	143,538		2,693,146
1.The portion of the 2020-2022 performance award based on total stockholder return was approved by the Compensation Committee (for all named executive officers other than Messrs. Sulzberger and Thompson, then CEO) and the independent members of the full Board (for Messrs. Sulzberger and Thompson) at their December 19, 2019, meetings, effective the first day of the 2020 fiscal year (December 30, 2019). The annual incentive award, and the portion of the 2020-2022 performance award based on adjusted operating profit, were approved by the Compensation Committee (for all named executive officers other than Messrs. Sulzberger and Thompson) and the
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independent members of the full Board (for Messrs. Sulzberger and Thompson), at their February 24 and 25, 2020, meetings, respectively. These awards were granted under the Company’s 2010 Incentive Compensation Plan. In addition to the performance awards granted in December 2019, Mr. Sulzberger received a stock-settled 2020-2022 performance award measured against the relative total stockholder return metric on February 25, 2020.
Ms. Kopit Levien received an additional stock-settled 2020-2022 performance award, approved by the independent members of the full Board on July 21, 2020, and granted under the 2020 Incentive Plan, in connection with her appointment as President and Chief Executive Officer effective September 8, 2020.
2.Annual incentive award: Threshold, target and maximum amounts in connection with our 2020 annual incentive award program. Threshold amounts reflect the minimum amount payable under the financial component of this award. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2020. See “—Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2020.
3. 2020-2022 performance award (cash-settled): Threshold, target and maximum amounts in connection with cash-settled performance awards for the 2020-2022 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual amount that will be paid will depend on cumulative adjusted operating profit over the three-year period and will range from $0 to the maximum amount, depending on performance. See “—Compensation Discussion and Analysis” for a description of the performance measure.
4. 2020-2022 performance award (stock-settled): Threshold, target and maximum amounts in connection with stock-settled performance awards for the 2020-2022 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on two performance measures, cumulative adjusted operating profit and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2020. See “—Compensation Discussion and Analysis” for a description of the performance measures.
5.Column (l) shows the grant date fair values of stock-settled 2020-2022 performance awards, as estimated for financial reporting purposes. The grant date fair value for the performance awards measured against the cumulative adjusted operating profit metric is calculated based on the average of the high and the low stock prices on the grant date and was $37.93. The grant date fair value for the performance awards measured against the relative total stockholder return metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $37.26 for the December 30, 2019, grant date.
The grant date fair value of Mr. Sulzberger’s additional stock-settled 2020-2022 performance award granted in February 2020, and measured against the relative total stockholder return, was calculated using a Monte Carlo valuation of $52.44. In addition, for Ms. Kopit Levien’s additional stock-settled 2020-2022 performance award granted in September 2020, a portion is measured against the cumulative adjusted operating profit metric based on the average high and low stock price of $43.29, and a portion is measured against the relative total stockholder return metric calculated using a $67.43 Monte Carlo valuation. The reported amounts may not represent the actual value that will be realized.
6.Mr. Thompson retired from the Company effective September 8, 2020. Under the annual incentive award program, Mr. Thompson was entitled to a prorated portion of the payout, based on the period during 2020 that he worked until his retirement, and the information presented with respect to his annual incentive award has been prorated to reflect this period. In addition, under the terms of the 2020-2022 long-term performance awards, Mr. Thompson will be entitled to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of 2020-2022 long-term performance awards are made to other executives.

Compensation of Meredith Kopit Levien, New President and Chief Executive Officer
On September 8, 2020, Meredith Kopit Levien, previously Executive Vice President and Chief Operating Officer, became the Company’s President and Chief Executive Officer. In connection with her appointment, Ms. Kopit Levien and the Company entered into the Employment Agreement. Ms. Kopit Levien‘s compensation arrangements were the result of arm‘s-length negotiations. In negotiating and approving Ms. Kopit Levien’s compensation, the
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Board was advised by Exequity, the Compensation Committee’s independent compensation consultant. In developing the compensation arrangement, the Board considered the same executive compensation objectives used for our other executives and sought to develop a market-competitive package that would offer meaningful incentives for successfully achieving positive results for the Company’s stockholders. The Employment Agreement has an initial term through January 1, 2023, with an “evergreen” renewal provision whereby, on each January 1, an additional one year will be added to the term so that it will always be at least two to three years in duration.
Under the terms of her Employment Agreement, Ms. Kopit Levien is entitled to the following compensation:
•Annual Base Salary. Ms. Kopit Levien’s annual base salary was initially set at $900,000.
•Incentive Compensation. Ms. Kopit Levien continues to be eligible to participate in the Company’s annual incentive plan and its long-term incentive compensation program, with targets set annually by the Compensation Committee of the Board and independent Board members, in consultation with the other non-management directors. Her 2020 annual incentive plan target was 100% of her prorated annual base salary, and her 2021 annual incentive plan target will similarly be 100% of her annual base salary. Under the long-term incentive program, her total targeted amount for the 2020-2022 performance cycle was increased from $1,000,000 to $2,600,000, and her total targeted amount for the 2021-2023 performance cycle is $3,200,000.
•Severance Benefits. In the event Ms. Kopit Levien’s employment is terminated by the Company without “cause” or she resigns for “good reason,” in each case, as defined in the Employment Agreement, or if the term of her employment expires following a notice on non-extension from the Company, she will generally be entitled to receive (i) an amount equal to 1.25 times the sum of her base salary and target annual incentive award, and (ii) reimbursements for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by her for up to 15 months after termination.
•Benefits. Ms. Kopit Levien continues to be eligible to participate in the same benefit plans in which she was previously eligible to participate, in accordance with their terms and on the same basis as other senior executives.
The Employment Agreement provides for a 15-month non-compete and non-solicitation period following any termination of Ms. Kopit Levien’s employment, as well as a customary non-disparagement covenant.

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Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding stock options, restricted stock units and performance awards as of December 27, 2020.

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[2] (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)(j)
A.G. Sulzberger							87,530	4,494,666
Meredith Kopit Levien					22,695	1,165,388
							145,980	7,496,073
Roland Caputo							81,288	4,174,139
Diane Brayton							46,642	2,395,067
R. Anthony Benten							18,944	972,774
Mark Thompson	105,604		8.28	11/12/2022
							124,282	6,381,881
1.Stock options have a term of ten years from the date of grant.
2.Market value at December 24, 2020 ($51.35 per share), the last trading day of our 2020 fiscal year. Ms. Kopit Levien received a grant of restricted stock units on June 7, 2017, which vests ratably over five years from the grant date.
3.Represents the number of shares of Class A stock subject to outstanding stock-settled 2019-2021 and 2020-2022 performance awards. The actual number of shares that will be issued will depend on two performance measures, a financial measure tied to cumulative adjusted operating profit, and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period.
4.Market value of the shares included in column (i) at December 24, 2020 ($51.35 per share), the last trading day of our 2020 fiscal year.

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Option Exercises and Stock Vested
The following table shows amounts received upon the exercise of options and vesting of restricted stock units during the fiscal year ended December 27, 2020, as well as shares of Class A stock paid out with respect to stock-settled 2018-2020 performance awards.

	Option Awards[1]		Stock Awards[2]
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A.G. Sulzberger			18,194	$941,358
Meredith Kopit Levien			51,779	$2,562,625
Roland Caputo	11,640	$456,218	21,753	$1,125,500
Diane Brayton			16,172	$836,739
R. Anthony Benten			11,318	$546,325
Mark Thompson	280,000	$9,894,880	108,968	$5,638,004
1.The value realized on exercise presented in column (c) for Mr. Caputo represents the difference between the market price of Class A stock ($46.41) on August 7, 2020, the date of exercise, and the exercise price of the options (11,640 options, $7.22 exercise price).
In connection with his retirement, Mr. Thompson exercised 280,000 options at an exercise price of $8.28 between August 11, 2020, and October 16, 2020. The Class A stock market price at the time of the exercises ranged from $42.58 to $44.56.
2.     “Stock Awards” include, for executives, shares of Class A stock paid out in early 2021 with respect to stock-settled 2018-2020 long-term performance awards. See “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.” “Stock Awards” also include shares of Class A stock delivered during 2020 upon the vesting of restricted stock units for Ms. Kopit Levien (11,347) and Mr. Benten (3,232). The dollar amounts presented in column (e) represent the market value of those shares of Class A stock as of the respective vesting dates.
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Pension Benefits
The following table shows the number of years of credited service and the actuarial present value of accumulated benefit under the Pension Plan, SERP I and SERP II, as applicable, as of December 31, 2020, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Ms. Kopit Levien and Mr. Thompson do not participate in the Pension Plan, SERP I or SERP II, which were frozen effective December 31, 2009, prior to their joining the Company.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
A.G. Sulzberger	Pension Plan	2	25,916	—
Roland Caputo	Pension Plan	24	1,266,602	—
	SERP I	24	2,019,217	—
Diane Brayton	Pension Plan	6	178,730	—
	SERP II	6	3,717	—
R. Anthony Benten	Pension Plan	20	1,002,457	—
	SERP I	20	2,632,366	—
1.Because the Pension Plan, SERP I and SERP II were frozen effective December 31, 2009, years of credited service for purposes of calculating benefits for Mr. Caputo, Ms. Brayton and Mr. Benten are determined as of that date.
Prior to its merger with the Pension Plan, the Guild Pension Plan froze accruals effective December 31, 2012. Therefore, for Mr. Sulzberger, years of credited service for purposes of calculating benefits under the Guild Pension Plan formula are determined as of that date.
2.The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Messrs. Caputo and Benten would be eligible to receive unreduced benefits at age 62, and Mr. Sulzberger and Ms. Brayton would each be eligible to receive unreduced benefits at age 65.
Under SERP I, Messrs. Caputo and Benten would be eligible to receive unreduced benefits at age 60. Under SERP II, Ms. Brayton would be eligible to receive unreduced benefits at age 65.
For a discussion of the assumptions used in calculating the valuation, see footnote 4 to the Summary Compensation Table above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 27, 2020.
Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2009, were at least 21 years old and were not covered by a collective bargaining agreement became eligible to participate in the Pension Plan after completing one year of service, during which they rendered at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. Mr. Caputo, Ms. Brayton and Mr. Benten are participants. Mr. Sulzberger is a participant in the Pension Plan whose benefit is determined under the Guild Pension Plan formula.
Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:
•1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008), plus
•5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008), plus
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•5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant generally may not elect to receive retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring after age 55 with at least five years of service (early retirement).
Guild Pension Plan Formula
Effective December 31, 2018, the Guild Pension Plan was merged into the Pension Plan. Mr. Sulzberger is a participant in the Pension Plan whose benefits are computed in accordance with the Guild Pension Plan formula described below.
Guild Pension Plan Formula
The Guild Pension Plan formula provides benefits based on 1/10% of average monthly compensation times years of credited service. “Average monthly compensation” is based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2012. For this purpose, earnings include total earnings from base salary, overtime, merit increases and shift differential, if any, but are limited each year in accordance with Internal Revenue Service rules ($250,000 in 2012, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant may elect to receive 50% of retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring between ages 51-60 with 30 years of service, or ages 60-65 with 10 years of service.
Supplemental Executive Retirement Plan (SERP I)
SERP I is a frozen nonqualified defined benefit pension plan. Like the Pension Plan, SERP I was amended effective December 31, 2009, to discontinue future benefit accruals. Messrs. Caputo and Benten are participants in SERP I.
SERP I Benefits
SERP I retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of SERP I are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP I benefits. A participant vests in his or her SERP I benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant generally may not elect to receive a lump-sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under SERP I.
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Normal Retirement
The annual SERP I retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009, is equal to 50% of final average earnings as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Messrs. Caputo and Benten had at least 20 years of service as of December 31, 2009.
Participants with less than 20 years of service as of December 31, 2008, receive an annual SERP I retirement benefit payable at normal retirement age (age 65) equal to (i) 2.5% of final average earnings as of December 31, 2009, for each year of service as of December 31, 2008, plus (ii) 2.2% of final average earnings as of December 31, 2009, for each year of service after December 31, 2008, and prior to December 31, 2009, provided that the aggregate years of service shall not exceed 20 years of service, minus (iii) benefits under the Pension Plan at age 65.
Early Retirement
A SERP I participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at December 31, 2009. This benefit will not be reduced because of early commencement. However, the benefit of a SERP I participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
Executive Unfunded Pension Plan II (SERP II)
SERP II is a frozen nonqualified defined benefit pension plan. Like the Pension Plan and SERP I, SERP II was amended effective December 31, 2009, to discontinue further benefit accruals. SERP II was designed to provide participants with the additional benefits they would have received under the Pension Plan but for the limitations on the amount of earnings that could be taken into account under that plan. The annual SERP II retirement benefit payable at normal retirement age (age 65) is equal to the excess of (a) the annual normal retirement benefit as of December 31, 2009, under the terms of the Pension Plan calculated without taking into account the annual limit under Section 401(a)(17) of the Internal Revenue Code on the amount of earnings that can be taken into account under the Pension Plan and by including in earnings the amounts deferred by the participant under the Company’s Deferred Executive Compensation Plan (the “DEC”), over (b) the annual normal retirement benefit as of December 31, 2009, under the terms of the Pension Plan.
Ms. Brayton is a participant in SERP II and is vested in her benefit. Under plan terms, the benefit is to be paid following the later of separation from service and attainment of age 55, and is expected to be payable in a lump sum. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
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Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan, SESP and DEC, as applicable.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY4 ($) (e)	Aggregate Balance at Last FYE ($) (f)
A.G. Sulzberger	Restoration Plan	—	44,730	3,003	—	94,602
	SESP	—	—	—	—	—
	Total	—	44,730	3,003	—	94,602
Meredith Kopit Levien	Restoration Plan	—	88,681	11,786	—	353,200
	SESP	—	—	—	—	—
	Total	—	88,681	11,786	—	353,200
Roland Caputo	Restoration Plan	—	41,872	9,053	—	265,813
	SESP	—	—	10,642	—	302,233
	DEC	—	—	3,018	(7,194)	28,533
	Total	—	41,872	22,713	(7,194)	596,579
Diane Brayton	Restoration Plan	—	40,411	5,055	—	151,986
	SESP	—	—	—	—	—
	Total	—	40,411	5,055	—	151,986
R. Anthony Benten	Restoration Plan	—	23,059	7,417	—	215,447
	SESP	—	—	11,843	—	336,329
	Total	—	23,059	19,260	—	551,776
Mark Thompson	Restoration Plan	—	116,184	27,907	—	816,750
	SESP	—	—	182	—	5,182
	Total	—	116,184	28,089	—	821,932
1.Participants are not permitted to make contributions under the Restoration Plan or the SESP.
2.The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (i), and the portion of earnings credited to such account that are above-market earnings under SEC rules are included in column (h), of the Summary Compensation Table. See footnotes 3 and 4 to the Summary Compensation Table.
3.Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Barclays Capital Long Credit Index, or a successor index, as of the last business day in October of the preceding plan year. For 2020, the interest rate was 3.62%.
4.The amounts included in the table for the SESP represent notional credits to the relevant named executive officer’s account during 2020 for interest and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had the SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant.
See “—Potential Payments Upon Termination or Change in Control” for a description of amounts that would have been payable to the named executive officers under the Pension Plan, SERP I and the SESP, assuming a retirement on December 27, 2020, the last day of our 2020 fiscal year. The SESP was frozen effective for plan years commencing after December 31, 2013. Mr. Sulzberger, Ms. Kopit Levien and Ms. Brayton do not participate in the SESP.
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Restoration Plan
Effective January 1, 2014, participants in the Company 401(k) Plan receive a 100% Company matching contribution on their deferrals up to 6% of earnings each pay period (up to applicable limits under the Internal Revenue Code). Under the Restoration Plan, participants, including executive officers, receive a contribution of 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan.
The Company credits participants’ accounts with interest daily based on the yield of the Barclays Capital Long Credit Index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested. Upon termination of employment, participants will receive a lump-sum payment of their vested account balances under the Restoration Plan. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Supplemental Executive Savings Plan
Messrs. Thompson, Caputo and Benten are participants in the SESP, which was frozen effective for plan years commencing after December 31, 2013. For plan years through 2013, a SESP participant’s account was credited each year with a “supplemental contribution” equal to (i) 10% of his or her compensation for those who were SERP I participants on December 31, 2009, or (ii) 5% for those who were not SERP I participants on December 31, 2009. Effective for plan years commencing after December 31, 2013, the Company has amended the SESP to discontinue all future supplemental contributions and transition credits. No other executive may be designated as a participant in the now frozen plan.
Participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants receive a lump-sum payment of their vested account balances under the SESP. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Deferred Executive Compensation Plan
The Company maintains a Deferred Executive Compensation Plan, which allowed executives to defer portions of their salary and annual incentive and long-term performance awards. This plan, in which Mr. Caputo participates, was frozen to new deferrals effective January 1, 2016.
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Potential Payments Upon Termination or Change in Control
The following table sets out the compensation for the named executive officers (other than Mr. Thompson) assuming (i) a termination of the executive’s employment as a result of a termination, resignation, or death, disability or retirement; (ii) a change in control; or (iii) a termination of employment following a change in control, in all cases, as of December 27, 2020, the last day of our 2020 fiscal year. Mr. Thompson retired effective September 8, 2020, and the information contained in the table below reflects the actual payments and benefits to which he became entitled as a result of his retirement. Ms. Kopit Levien’s Employment Agreement provides for severance in the case of termination of employment and the table below reflects the terms of such agreement. None of the other named executive officers have employment agreements. However, certain elements of executive compensation are treated differently under various termination of employment scenarios or upon a change in control, as follows:
•Current Compensation Components—Our current executive compensation consists primarily of a base salary and performance-based annual and long-term incentive compensation. Base salary is paid through the last day worked, regardless of the reason for termination of employment. In the case of a termination of employment due to death, disability or retirement, an executive would be entitled to prorated portions of existing annual and long-term performance awards, based on the period worked, as and when they are paid to other executives. In all other circumstances, the executive must be employed by the Company on the date of payment in order to receive payout of the applicable award. In the case of our three-year performance awards, upon the occurrence of a change in control, the performance period would be deemed to have ended upon such occurrence and payouts will be made in accordance with the performance over the shortened performance period.
•Equity Awards—Ms. Kopit Levien holds unvested restricted stock units. In the case of a termination of employment due to death or disability, all such unvested restricted stock units would immediately vest. In all other circumstances (including retirement), restricted stock units would be forfeited upon termination. Upon the occurrence of a change in control, restricted stock units would vest if not assumed by any successor entity, and if so assumed, would vest upon a termination under certain circumstances within 12 months.
•Retirement benefits (Pension Plan and SERPs)—Benefits will be paid out as described above under “—Pension Benefits.”
•Nonqualified deferred compensation (Restoration Plan and SESP)—The Restoration Plan has a five-year graded vesting schedule. As of December 27, 2020, each named executive officer is fully vested in his or her interests under the Plan. Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump-sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and SERP I do not exceed the value of the SERP I benefit that would have been received had SERP I not been frozen as of December 31, 2009. Participants’ accounts under these plans would vest upon a change in control.
The following table and footnotes quantify, for each named executive officer other than Mr. Thompson, the payments and benefits that would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 27, 2020, the last day of our 2020 fiscal year. For Mr. Thompson, the following table and footnotes quantify the payments and benefits to which he became entitled as a result of his retirement effective September 8, 2020. Messrs. Caputo and Benten were eligible to retire as of December 27, 2020, and accordingly, the payments and benefits to them in the case of a termination or resignation would be the same as in the case of retirement.
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Payment Upon Termination or Change in Control Table1

Name	Termination ($)	Resignation ($)	Death, Disability or Retirement ($)	Change in Control[2] ($)	Termination Upon Change in Control[2] ($)
A.G. Sulzberger
Salary	—	—	—	—	—
Annual and long-term performance awards[3]	—	—	2,616,696	900,000	900,000
Restricted stock units[4]	—	—	—	—	—
Present value of Pension Plan and SERP benefits[6]	25,916	25,916	25,916	—	25,916
Nonqualified deferred compensation[5]	94,602	94,602	157,536	—	94,602
Meredith Kopit Levien[6]
Salary	1,125,000	1,125,000	—	—	—
Annual and long-term performance awards[3]	1,042,588	1,042,588	4,771,932	1,533,333	1,533,333
Restricted stock units[4]	—	—	1,165,388	—	1,165,388
Present value of Pension Plan and SERP benefits	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[5]	353,200	353,200	448,370	—	353,200
Roland Caputo
Salary	—	—	—	—	—
Annual and long-term performance awards[3]	2,782,314	2,782,314	2,782,314	833,333	2,782,314
Restricted stock units[4]	—	—	—	—	—
Present value of Pension Plan and SERP benefits[7]	3,285,818	3,285,818	3,285,818	—	3,285,818
Nonqualified deferred compensation[5]	649,610	649,610	649,610	—	649,610
Diane Brayton
Salary	—	—	—	—	—
Annual and long-term performance awards[3]	—	—	1,869,143	485,000	485,000
Restricted stock units[4]	—	—	—	—	—
Present value of Pension Plan and SERP benefits[7]	182,447	182,447	182,447	—	182,447
Nonqualified deferred compensation[5]	151,986	151,986	199,685	—	151,986
R. Anthony Benten
Salary	—	—	—	—	—
Annual and long-term performance awards[3]	885,976	885,976	885,976	200,000	885,976
Restricted stock units[4]	—	—	—	—	—
Present value of Pension Plan and SERP benefits[7]	3,634,823	3,634,823	3,634,823	—	3,634,823
Nonqualified deferred compensation[5]	576,580	576,580	576,580	—	576,580
Mark Thompson
Salary			—
Annual and long-term performance awards[3]			9,565,314
Restricted stock units[4]			—
Present value of Pension Plan and SERP benefits[7]			N/A
Nonqualified deferred compensation[5]			926,735
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1.Mr. Thompson retired effective September 8, 2020, and the information contained in the table above for him reflects the actual payments and benefits to which he became entitled as a result of his retirement.
2.Amounts included under “Change in Control” include the incremental compensation that the named executive officers would receive as a result of a change in control and do not include compensation under existing programs they would receive as a result of their continued employment following a change in control. Amounts included under “Termination Upon a Change in Control” include the aggregate amount the named executive officer would receive as a result of the change in control and a termination in connection therewith.
Under the terms and conditions of the outstanding long-term performance awards, upon the occurrence of a change in control, the performance period would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. In addition, vesting of restricted stock units (which is time-based) would be accelerated to the extent that the awards are not assumed, substituted or replaced by the Company’s successor, if any, and if such restricted stock units were so assumed, substituted or replaced, their vesting would accelerate only upon a subsequent involuntary termination of employment, other than on account of death, disability, retirement, or willful and gross misconduct or willful failure to perform services, within 12 months following the change in control.
Under the Restoration Plan and the SESP, participants vest in their accounts upon a change in control.
A change in control will generally be deemed to occur:
•if a person or group (other than defined permitted holders) obtains the right or ability to elect or designate for election at least a majority of the Board; or
•upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change in control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.
3.The amounts shown under each column other than “Change in Control,” represent, in the case of annual and long-term awards paid in February 2021, the actual amounts paid, and in the case of long-term performance awards payable in future years, a prorated portion of the target amounts (two-thirds of target for the 2019-2021 cycle and one-third of target for the 2020-2022 cycle). Actual payouts of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.
Under the 2010 Incentive Plan, upon the occurrence of a change in control, the performance period for existing long-term performance awards would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. The amounts shown under the “Change in Control” column represent a prorated portion of the target amounts of long-term performance awards payable in future years (two-thirds of target for the 2019-2021 cycle and one-third of target for the 2020-2022 cycle).
4.The amounts shown for “Restricted stock units” represent the value of restricted stock units that would become deliverable in shares, based on the Company’s closing stock price on December 24, 2020 ($51.35), the last trading day of our 2020 fiscal year. In the case of a termination of employment due to death or disability, all unvested restricted stock units held by Ms. Kopit Levien would immediately vest.
Mr. Thompson holds stock options granted in fiscal years prior to 2013, all of which have vested and thus, for purposes of the table, were unaffected by his retirement.
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5.The amounts shown represent the sum of the named executive officer’s vested Restoration Plan and SESP account balances. In the case of the Restoration Plan, the account balances of Messrs. Caputo and Benten reflect a credit for 2020 through December 27, 2020, to be made in 2021. Because Mr. Sulzberger and Mss. Kopit Levien and Brayton are not yet eligible to retire, they would not be entitled to this Restoration Plan credit in the event of a termination on December 27, 2020, other than in the case of death.
SESP participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Mr. Sulzberger, Ms. Kopit Levien and Ms. Brayton do not participate in the SESP, which was frozen effective December 31, 2013.
6.Amounts included under “Termination” and “Resignation” for Ms. Kopit Levien reflect payments to which Ms. Levien would be entitled under her Employment Agreement in the event her employment is terminated by the Company without cause or she resigns for good reason, in each case, as defined in the Employment Agreement, or if the term of her employment expires following a notice on non-extension from the Company. In these circumstances, Ms. Kopit Levien would be entitled to receive an amount equal to 1.25 times the sum of her base salary and target annual incentive award. See “—Compensation of Meredith Kopit Levien, New President and Chief Executive Officer” for more information on Ms. Kopit Levien’s compensation arrangements.
7.The amounts shown below represent the actuarial present value of the aggregate anticipated annual payments under (a) the Pension Plan, (b) the SERP I in the case of Messrs. Caputo and Benten and (c) the SERP II in the case of Ms. Brayton, assuming retirement at December 27, 2020, in each case based on the following anticipated annual payments pursuant to the terms of the Pension Plan:

A.G. Sulzberger	$2,239
Roland Caputo	$183,091
Diane Brayton	$14,765
R. Anthony Benten	$210,432
Although the total present value of retirement benefits is shown in the Payment Upon Termination or Change in Control Table, lump-sum payments are generally not permitted, except in very limited circumstances. Ms. Brayton participates in the Pension Plan but is not yet eligible for retirement, and Ms. Kopit Levien and Mr. Thompson do not participate in the Pension Plan or the SERPs, which were frozen effective December 31, 2009.
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CEO Pay Ratio
Pursuant to rules adopted by the SEC, we are providing the information below regarding the ratio of the annual total compensation of our President and Chief Executive Officer to that of our median compensated employee (the “CEO Pay Ratio”).

2020 Total Annual Compensation
CEO	$4,512,075
Median Employee	$159,509
Ratio	29:1

Ms. Kopit Levien became our President and Chief Executive Officer on September 8, 2020, having previously served as Executive Vice President and Chief Operating Officer. For purposes of calculating the CEO Pay Ratio, we have annualized certain components of Ms. Kopit Levien’s compensation in connection with her appointment, including her increased base salary and annual incentive compensation, and have otherwise included the amounts reported in the Summary Compensation Table for stock awards, change in pension value and all other compensation, as they are reflective of her annual compensation. This resulted in deemed total 2020 compensation for purposes of this calculation of $4,512,075, compared with her actual total compensation for 2020, as reported in the Summary Compensation Table, of $4,372,190.

Methodology Used to Identify Median Employee and Calculate Annual Compensation
For purposes of calculating the 2020 CEO Pay Ratio, and as permitted under the SEC rules, the Company used the same median employee that was identified in 2018, as there have been no changes to the employee population or employee compensation arrangements in 2020 that the Company believes would result in a significant change to the Company’s CEO Pay Ratio.
In 2018, we identified our median employee using our global employee population as of October 1, 2018. We determined that, as of October 1, 2018, our employee population consisted of approximately 4,500 employees working across the globe, which included all full-time, part-time, casual and temporary workers, but excluding Mr. Thompson (who was then CEO). Applying the de minimis exemption under the SEC rules, we excluded 139 employees from 25 countries identified below, which together comprised less than 5% of our total employee population.

Country	Employees	Country	Employees	Country	Employees
Belgium	1	India	4	Japan	6
Brazil	1	Kenya	4	Canada	7
South Korea	1	Russia	4	Singapore	9
Lebanon	1	United Arab Emirates	4	Afghanistan	10
Netherlands	1	Egypt	5	Mexico	10
Philippines	1	Germany	5	Iraq	18
South Africa	1	Italy	5	China	23
Senegal	3	Australia	6
Switzerland	3	Israel	6
We then used total 2018 taxable wages for all non-excluded employees to identify the median compensated employee. We did not make any other assumptions, adjustments or estimates with respect to compensation. For this purpose, we did not annualize the wages of any individuals who were employed less than the full calendar year.
We calculated our median employee’s total 2020 annual compensation using the same methodology we use to calculate total compensation for the President and Chief Executive Officer as it appears in the Summary Compensation Table.
P. 70 - THE NEW YORK TIMES COMPANY

PROPOSAL NUMBER 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Public companies in the United States are required by Section 14A of the Exchange Act to provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders. At the Company’s 2020 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. At the 2021 Annual Meeting, the Company is again providing Class B stockholders a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:
•to drive performance through the achievement of short-term and long-term objectives;
•to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and
•to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2020, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, beginning on page 37 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.
We expect that the next say-on-pay vote will occur at the Company’s 2022 Annual Meeting.
THE NEW YORK TIMES COMPANY - P. 71

PROPOSAL NUMBER 3—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 26, 2021, subject to ratification of such selection by the Class A and Class B stockholders voting together as one class.
Ernst & Young has informed us that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The representative will also have the opportunity to make a statement if he or she decides to do so.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at its next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal years 2020 and 2019, all of which services were approved by the Audit Committee.

Service Type	Fiscal 2020	Fiscal 2019
Audit Fees	$2,717,900	$2,753,100
Audit-Related Fees	—	—
Tax Fees	312,400	195,200
All Other Fees	—	—
Total Fees Billed	$3,030,300	$2,948,300
Audit Fees ($2,717,900; $2,753,100). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees. No audit-related fees were paid in 2020 or 2019.
Tax Fees ($312,400; $195,200). This category includes the aggregate fees billed by Ernst & Young for services in connection with tax advice and planning, tax returns, claims for refunds and tax payment planning.
All Other Fees. No other fees were paid in 2020 or 2019.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 26, 2021, is hereby ratified, confirmed and approved.
The affirmative vote of a majority of the shares of Class A stock and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.
P. 72 - THE NEW YORK TIMES COMPANY

OTHER MATTERS

Stockholder Proposals for the 2022 Annual Meeting
Stockholder Proposals for Inclusion in the Proxy Materials for the 2022 Annual Meeting
Stockholders who intend to present proposals at the 2022 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 19, 2021. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2022 proxy materials.
Director Nominations or Other Stockholder Proposals for the 2022 Annual Meeting
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Generally, any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information specified in the By-laws to the Secretary of the Company not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2022 Annual Meeting under these provisions must give written notice to the Secretary, and otherwise comply with the By-law requirements, no earlier than December 29, 2021, and no later than January 28, 2022.
Certain Matters Relating to Proxy Materials
We have adopted a procedure approved by the SEC called householding. Under this procedure, certain stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. This delivery method can result in meaningful cost savings for the Company. Stockholders who participate in householding will continue to receive separate proxy cards.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope, either now or in the future, please contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
If you are currently receiving separate copies and wish to receive only one copy of future proxy materials for your household, in one envelope, please contact Broadridge at the above phone number or address.
By Order of the Board of Directors.
DIANE BRAYTON
Executive Vice President, General Counsel and Secretary
New York, NY
March 19, 2021

THE NEW YORK TIMES COMPANY - P. 73

APPENDIX A—COMPUTATION OF ADJUSTED OPERATING PROFIT

The following provides additional information on the computation of adjusted operating profit used to determine executive compensation paid in connection with the 2020 annual incentive award and the long-term performance award for 2018-2020. Adjusted operating profit is a non-GAAP financial measure.
Adjusted operating profit is defined as (i) revenues less (ii) total operating costs (excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs), adjusted to exclude the effect of acquisitions and dispositions. The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and thus serves to align the interests of our executives with those of our stockholders.
2020 Annual Incentive Award
The following table shows the computation of adjusted operating profit for our 2020 fiscal year, as defined above, for purposes of the financial component of the 2020 annual incentive compensation.

(in thousands)
Total revenues	$1,783,639

Total operating costs	1,607,383
Less:
Depreciation and amortization	62,136
Severance	6,675
Multiemployer pension plan withdrawal costs	5,550
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs	1,533,022
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020)	$ 250,617

2018-2020 Long-Term Performance Award
The following table shows the computation of adjusted operating profit for the 2018-2020 fiscal years, as defined above, for purposes of the adjusted operating profit component of the 2018-2020 long-term performance awards.

(in thousands)	2018	2019	2020	Cumulative
Total revenues	$1,748,598	$1,812,184	$1,783,639	$5,344,421

Total operating costs	1,558,778	1,634,639	1,607,383	4,800,800
Less:
Depreciation and amortization	59,011	60,661	62,136	181,808
Severance	6,736	3,979	6,675	17,390
Multiemployer pension plan withdrawal costs	7,002	6,183	5,550	18,734
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension plan withdrawal costs	1,486,029	1,563,816	1,533,022	4,582,867
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the applicable fiscal year)	$262,569	$248,368	$250,617	$761,555

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The New York Times Company

620 Eighth Avenue
New York, NY 10018
Tel 212.556.1234

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2021. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY	During The Meeting - Go to www.virtualshareholdermeeting.com/NYT2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class A Nominees:
01) Amanpal S. Bhutani
02) Beth Brooke
03) Brian P. McAndrews
04) Doreen Toben

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
APRIL 28, 2021
11:00 a.m. Eastern Time
via the Internet
www.virtualshareholdermeeting.com/NYT2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 28, 2021: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 28, 2021

The undersigned hereby appoints A.G. Sulzberger, Meredith Kopit Levien and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on April 28, 2021, virtually at www.virtualshareholdermeeting.com/NYT2021, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Continued and to be dated and signed on reverse side.

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2021. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY	During The Meeting - Go to www.virtualshareholdermeeting.com/NYT2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class B Nominees:
	01) Rachel Glaser	05) David Perpich
	02) Arthur Golden	06) John W. Rogers, Jr.
	03) Hays N. Golden	07) A.G. Sulzberger
	04) Meredith Kopit Levien	08) Rebecca Van Dyck

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Advisory vote to approve executive compensation					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 26, 2021					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
APRIL 28, 2021
11:00 a.m. Eastern Time
via the Internet
www.virtualshareholdermeeting/com/NYT2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 28, 2021: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on April 28, 2021

The undersigned hereby appoints A.G. Sulzberger, Meredith Kopit Levien and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on April 28, 2021, virtually at www.virtualshareholdermeeting.com/NYT2021, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Continued and to be dated and signed on reverse side.